EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

UNIFY CORPORATION,

UNIFY ACQUISITION CORP.,

STRATEGIC OFFICE SOLUTIONS, INC. (d/b/a DAEGIS)

and

with respect to Sections 8.2(a)(i), 9.13 and 9.14, the SHAREHOLDERS
listed on the Signature Pages hereto

Dated as of June 29, 2010

TABLE OF SCHEDULES

Schedule 3.1	Foreign Qualifications
Schedule 3.3(a)	Shareholder Information
Schedule 3.3(e)	Voting Trusts, Shareholder Agreements, Proxies or Similar Agreements
Schedule 3.6	Officers and Directors
Schedule 3.7	Bank Accounts
Schedule 3.8	Tangible Assets and Owned or Leased Properties
Schedule 3.9	Material Contracts
Schedule 3.10(a)	No Conflict or Violation; Consents
Schedule 3.10(b)	Notices to Governmental Authorities
Schedule 3.11	Permits
Schedule 3.13	Absence of Certain Changes or Events
Schedule 3.14	Liabilities
Schedule 3.15	Litigation
Schedule 3.16	Labor Matters
Schedule 3.17	Employee Benefit Plans
Schedule 3.18	Related Party Transactions
Schedule 3.19	Compliance with Law
Schedule 3.20(a)	Intellectual Property – General
Schedule 3.20(c)	Intellectual Property – Royalties and Licenses
Schedule 3.20(d)	Intellectual Property – Ownership
Schedule 3.20(e)	Intellectual Property – Absence of Claims
Schedule 3.20(f)	Intellectual Property – Protection
Schedule 3.21	Taxes
Schedule 3.22	Insurance
Schedule 3.24	Customers and Suppliers
Schedule 3.25	Environmental Matters
Schedule 3.29	Real Property
Schedule 4.15	Intellectual Property
Schedule 6.3(b)	Required Consents
Schedule 7.4	Jensen Guaranties
Schedule 9.14(b)	Accredited Investors

ANNEXES

Annex I – This Annex includes the amount and type of consideration each shareholder is receiving in the Merger, and their names and addresses for notice purposes.

Annex II – Allocation of Merger Consideration

TABLE OF EXHIBITS

Exhibit A	Intentionally Omitted

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Form of Subordinated Purchase Notes

Exhibit D	Form of Subordinated Indemnity Note

Exhibit E	Form of Transmittal Letter

Exhibit F	Form of Opinion of K&L Gates, LLP

Exhibit G	Form of Opinion of Farella Braun + Martel LLP

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2010 (the “Agreement”), among Unify Corporation, a Delaware corporation (“Buyer”), Unify Acquisition Corp., a California corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Strategic Office Solutions, Inc., d/b/a Daegis, a California corporation (“Company”), and only with respect to Sections 8.2(a)(i), 9.13 and 9.14 of this Agreement, the Shareholders that are signatories to this Agreement (the “Signing Shareholders”).

WITNESSETH:

          WHEREAS, Buyer, Merger Sub and Company (Merger Sub and Company sometimes being referred to herein as the “Constituent Corporations”) are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into Company, with Company continuing as the surviving corporation (the “Merger”);

          WHEREAS, the Board of Directors of Company has adopted resolutions approving this Agreement and recommending approval thereof by its shareholders;

          WHEREAS, the Board of Directors of Buyer has adopted resolutions approving this Agreement;

          WHEREAS, the Signing Shareholders, representing greater than eighty percent (80%) of the voting power of Company, have approved this Agreement and the transactions contemplated hereby;

          WHEREAS, the Board of Directors of Merger Sub has adopted resolutions approving this Agreement and recommending approval thereof by Buyer as its sole shareholder, and Buyer as Merger Sub’s sole shareholder has approved this Agreement by an action by written consent without a meeting;

          WHEREAS, the Merger will be consummated in accordance with the California Corporations Code, as amended (the “California Code”), and this Agreement and evidenced by a Certificate of Merger between Merger Sub and Company in the form required under the California Code (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time (as defined herein);

          WHEREAS, pursuant to the Merger, each outstanding share of common stock of Company (“Company Stock”) shall be converted solely into the right to receive the Merger Consideration (as defined herein), issued in the amounts and form set forth on Annex I hereto; and

          WHEREAS, Buyer, Merger Sub and Company have agreed that the Merger will be treated as an asset sale under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

     1.1 Defined Terms

          As used herein, the terms below shall have the following meanings:

          “Actions” has the meaning set forth in Section 3.15 hereof.

          “Actual Net Cash on Hand” has the meaning set forth in Section 2.10(b)(iv) hereof.

          “Actual Working Capital” has the meaning set forth in Section 2.10(b)(iv) hereof.

          “Affiliate” of any Person means any Person who is controlled by, controls or is under common control with such Person.

          “Agreement” has the meaning set forth in the Preamble.

          “Ancillary Agreements” means the Subordinated Seller Notes and the Registration Rights Agreement.

          “Annual Financial Statements” has the meaning set forth in Section 3.12(a) hereof.

          “Assets” of a Person means the right, title and interest in and to such Person’s properties, assets and rights of any kind, whether tangible or intangible, real or personal, including without limitation the right, title and interest in the following:

          (a) all Contracts and Contract Rights;

          (b) all Fixtures and Equipment;

          (c) all Inventory;

          (d) all Books and Records;

          (e) all Proprietary Rights;

          (f) all Permits;

          (g) all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person;

          (h) all cash, accounts receivable, deposits and prepaid expenses; and

          (i) all goodwill.

          “Books and Records” of a Person means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to such Person, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind (including records and lists of customers, distributors, suppliers and personnel) relating to such Person, and (c) all telephone and fax numbers of such Person, in each case whether maintained as hard copy or stored in computer memory.

          “Business” of a Person means the business and operations of such Person.

          “Buyer” has the meaning set forth in the Preamble.

          “Buyer Common Stock” means the Common Stock, par value $0.001 per share, of Buyer.

          “Buyer Cure Period” has the meaning set forth in Section 9.1(a)(iv) hereof.

          “Buyer Material Adverse Change” means a Material Adverse Effect on, or with respect to, Buyer or Merger Sub.

          “Buyer Proprietary Rights” means Proprietary Rights that are owned by or licensed to Buyer or its Subsidiaries that are material to the conduct of the Business of Buyer or such Subsidiaries.

          “Buyer Stock Consideration” has the meaning set forth in Section 2.10(a).

          “Buyer Terminating Breach” has the meaning set forth in Section 9.1(a)(iii) hereof.

          “Buyer Transaction Expenses” means the Transaction Expenses of Buyer.

          “California Code” has the meaning set forth in the Recitals.

          “Certificate of Merger” has the meaning set forth in the Recitals.

          “Certificates” has the meaning set forth in Section 2.7(a) hereof.

          “Closing” has the meaning set forth in Section 2.1(b) hereof.

          “Closing Date” has the meaning set forth in Section 2.2 hereof.

          “Code” has the meaning set forth in the Recitals.

          “Company” has the meaning set forth in the Preamble.

          “Company Assets” means the Assets of Company.

          “Company Balance Sheet” means the balance sheet of Company as of the Company Balance Sheet Date.

          “Company Balance Sheet Date” means May 31, 2010.

          “Company Books and Records” means the Books and Records of Company.

          “Company Business” means the Business of Company.

          “Company Cure Period” has the meaning set forth in Section 9.1(a)(iii) hereof.

          “Company Financial Statements” has the meaning set forth in Section 3.12(a) hereof.

          “Company Material Adverse Effect” or “Company Material Adverse Change” means a Material Adverse Effect on, or with respect to, Company.

          “Company Options” has the meaning set forth in Section 3.3(b).

          “Company Option Plan” means the Strategic Office Solutions, Inc. 2001 Stock Plan, as amended.

          “Company Proprietary Rights” means Proprietary Rights that are owned by or licensed to Company that are material to the conduct of the Company Business.

          “Company Stock” has the meaning set forth in the Recitals.

          “Company Terminating Breach” has the meaning set forth in Section 9.1(a)(iv) hereof.

          “Company Transaction Expenses” means the Transaction Expenses of Company.

          “Consents” of a Person means any and all Permits and any and all consents, approvals or waivers from third parties that are (i) required for the consummation of the transactions contemplated by this Agreement or (ii) necessary in order that such Person can conduct its business immediately after the Effective Time in substantially the same manner as immediately before the Effective Time.

          “Constituent Corporations” has the meaning set forth in the Recitals.

          “Contract Rights” means all rights and obligations under the Contracts.

          “Contracts” of a Person means all agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which such Person is a party or by which such Person or any of its assets are bound are affected, whether written or oral.

          “Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority that is binding on any Person or its property under applicable law.

          “DGCL” means the Delaware General Corporation Law, as amended.

          “Dissenters Rights” means the rights of shareholders of Company with respect to mergers set forth in Chapter 13 of the California Code.

          “Effective Time” has the meaning set forth in Section 2.2 hereof.

          “Employees” of a Person means all persons employed by such Person on a full or part-time basis as of the relevant date.

          “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement or encumbrance of any nature whatsoever.

          “Environmental Law” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances or rules in existence on the Closing Date relating to the protection, remediation or restoration of the environment; environmental safety and health; the effect of the environment or Substances on human health; emissions, discharges or releases of Substances into the environment, including without limitation ambient air, surface water, groundwater or land; or otherwise relating to the Handling of Substances or the clean-up or other remediation thereof.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “Escrow Agent” means U.S. Bank, N.A.

          “Escrow Agreement” means the Escrow Agreement, by and among Buyer, Shareholder Representative and Escrow Agent, as escrow agent, in the form mutually agreed to by the parties thereto.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Exchange Agent” has the meaning set forth in Section 2.7(a).

          “Fixtures and Equipment” of a Person mean all of the furniture, fixtures, furnishings, machinery, computer hardware, and other tangible personal property owned or leased by such Person, wherever located and including any such Fixtures and Equipment in the possession of any of such Person’s respective suppliers or other vendors.

          “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

          “Governmental Authority” means any federal, state, municipal, provincial, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, bureau, department or agency or any court, tribunal, administrative hearing body, arbitrator, arbitration panel, commission, or other similar dispute-resolving panel or body.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          “Handling” means the production, use, generation, emission, storage, treatment, transportation, recycling, disposal, discharge, release, or other handling or disposition of a Substance of any kind at any time.

          “Holdback Escrow” means the $1,200,000 Subordinated Indemnity Note that will be placed in escrow (pursuant to the terms of the Escrow Agreement) to offset indemnity claims in accordance with Section 8.5(b).

          “Holdback Shares” means any shares of the Buyer Common Stock into which the Subordinated Indemnity Note may be converted, which such shares of Buyer Common Stock shall be used to offset indemnity claims in accordance with Section 8.5(b) and which such shares of Buyer Common Stock shall be held in escrow pursuant to the terms of the Escrow Agreement.

          “Inventory” means all merchandise owned and intended for resale and all raw materials, work in process, finished goods, wrapping, supply and packaging items and similar items, whether or not located on the premises, on consignment to a third party, or in transit or storage.

          “Jensen” means Kurt Jensen, an individual.

          “Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

          “Material Adverse Effect” with respect to any Person means any effect or change which has, individually or in the aggregate, a material adverse effect on such Person’s financial condition, results of operations or business; provided that any adverse effect that results from general economic, business or industry conditions shall be disregarded in determining whether there has been a “Material Adverse Effect” on such Person.

          “Material Contracts” has the meaning set forth in Section 3.9.

          “Merger” has the meaning set forth in the Recitals.

          “Merger Consideration” means the Preliminary Merger Consideration as adjusted pursuant to Section 2.10(b) of this Agreement.

          “Merger Sub” has the meaning set forth in the Preamble.

          “NCM” has the meaning set forth in Section 4.2.

          “Net Cash on Hand” means the cash and cash equivalents of the Company included in the Company’s current assets less total outstanding indebtedness, excluding capital leases as of the Effective Time.

          “Operating Site” means any real property or facility owned or leased at any time by Company in connection with the operation of the Company Business.

          “Ordinary Course” means in the ordinary course of business and consistent with past practice.

          “PCBs” means polychlorinated biphenyls.

          “Permitted Encumbrance” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course for sums not yet due and payable or which are being contested in good faith, (c) other liens or imperfections on real property which do not materially detract from the existing use of the property affected by such lien or imperfection, (d) liens shown on any title insurance policies delivered to Buyer prior to the date hereof and (e) liens reflected on the Company Balance Sheet.

          “Permits” of a Person means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority necessary for the past or present conduct or operation of the Business or ownership of the Assets of such Person.

          “Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

          “Pre-Closing Dividend” means a cash dividend that, subject to compliance with applicable laws, the Board of Directors of Company will be permitted to declare on Company Common Stock, to be paid immediately prior to the Effective Time.

          “Preliminary Merger Consideration” has the meaning set forth in Section 2.10(a) hereof.

          “Proprietary Rights” means any and all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements and modifications thereto, combinations, combinations-in-part, renewals, and extensions, including without limitation petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names, corporate names and assumed names, and all modifications thereto, and the goodwill associated therewith, whether based on common law or statutory rights, and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and derivative works thereto, whether based on common law or statutory rights, and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) trade secrets, know-how, research and development information, financial data, and customer and supplier lists, (f) computer software, programs, code (in any form, including, without limitation, modifications, enhancements and improvements thereto), domain names, internet addresses, web sites, telephone numbers and business addresses, and (g) licenses from third parties granting any rights with respect to any of the foregoing.

          “Registration Rights Agreement” means the Registration Rights Agreement substantially in the form attached hereto as Exhibit B to be entered into on the Closing Date providing certain registration rights to shareholders of Company with respect to certain of the Merger Consideration.

          “Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any Governmental Authority, including without limitation energy, motor vehicle safety, public utility, zoning, building and health codes, Environmental Laws, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          “Related Party” means any of Company’s Affiliates, officers and directors, and any Affiliates, partner or immediate family members of such officers and directors.

          “Representative” means any Affiliate, officer, director, principal, attorney, agent, employee or other legal representative of any Person.

          “Resignations” has the meaning set forth in Section 2.5.

          “SEC” has the meaning set forth in Section 4.7 hereof.

          “SEC Documents” has the meaning set forth in Section 4.7 hereof.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

          “Shareholders” has the meaning set forth in Section 3.3(a) hereof.

          “Shareholder Representative” has the meaning set forth in Section 9.13 of this Agreement.

          “Signing Shareholders” has the meaning set forth in the Recitals.

          “Subordinated Indemnity Note” means the principal amount $1,200,000 (subject to adjustment as set forth in Section 2.10(b) below) promissory note in the form of Exhibit D that is subject to set off for indemnity claims under Section 8.5, that is to be issued as part of the Merger Consideration and that is to be held by the Escrow Agent pursuant to the Escrow Agreement.

          “Subordinated Purchase Notes” means the aggregate principal amount $5,000,000 promissory notes in the form of Exhibit C that are to be issued as part of the Merger Consideration.

          “Subordinated Seller Notes” means the Subordinated Indemnity Note and the Subordinated Purchase Notes.

          “Subsidiary” of any Person, means any corporation, partnership, limited liability company, joint venture, trust, association or other legal entity of which such Person (either alone, through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests, or (ii) exercises actual control over the management of such corporation or other legal entity.

          “Substances” means any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local laws and regulations; petroleum and petroleum products; PCBs or asbestos.

          “Surviving Corporation” has the meaning set forth in Section 2.1(a).

          “Target Net Cash on Hand” means $2,000,000.

          “Target Working Capital” means $4,250,000.

          “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          “Taxes” mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

          “Taxpayer” shall have the meaning set forth in Section 3.21(a).

          “To the knowledge” or “knowledge” of a party (or similar phrases) means to the extent of matters which are actually known by such party; provided that, with respect to Company, such terms shall mean to the extent of matters (i) which are actually known by Jensen and (ii) which an individual in Jensen’s position would reasonably be expected to discover or otherwise become aware of in the course of conducting an investigation concerning the existence of such matters.

          “Transaction Expenses” means all legal, accounting, investment banking, and other fees and expenses incurred in connection with this Agreement, the Merger, and the other transactions contemplated hereby.

          “Transmittal Letter” has the meaning set forth in Section 2.7(a) hereof.

          “Unaudited Financial Statements” has the meaning set forth in Section 3.12(a) hereof.

          “Working Capital” means the difference (whether positive or negative) of (a) the consolidated current assets of Company (excluding cash and cash equivalents), minus (b) the consolidated current liabilities of Company, in each case, as determined in accordance with GAAP, as of the Effective Time.

     1.2 Interpretation Provisions

          (a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but not necessarily exclusive. The terms “include” and “including” are not limiting and mean “including without limitation.”

          (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

          (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

          (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

          (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

          (f) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

ARTICLE 2
THE MERGER

     2.1 The Merger

          (a) Merger. At the Effective Time (as defined in Section 2.2 hereof), and subject to and upon the terms and conditions of this Agreement and in accordance with the California Code, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation and a wholly owned subsidiary of Buyer. Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

          (b) Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, and subject to the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article 6, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Effective Time at the offices of K&L Gates LLP, 70 West Madison Street, Suite 3100, Chicago, Illinois.

     2.2 Effective Time

          As soon as practicable after the satisfaction or, to the extent permitted, the waiver, of the conditions set forth in Article 6, and provided that this Agreement has not been terminated pursuant to Section 9.1, Merger Sub and Company shall prepare, execute and file with the Office of the Secretary of State of the State of California the Certificate of Merger in order to comply in all respects with the applicable requirements of the California Code and with the provisions of this Agreement. For purposes of this Agreement, the “Effective Time” of the Merger shall mean the time at which the Certificate of Merger has been duly filed with the Office of the Secretary of State of the State of California and has become effective in accordance with the California Code; and the term “Closing Date” shall mean the date on which the Effective Time occurs.

     2.3 Effect of the Merger

          At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all of the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interests shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all rights of creditors and Encumbrances upon any property of either Constituent Corporation shall therefore attach to the Surviving Corporation and shall be preserved unimpaired, and all debts, liabilities and duties of each Constituent Corporation shall attach to the Surviving Corporation and may be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the California Code.

     2.4 Articles of Incorporation; Bylaws

          (a) Articles of Incorporation. At and after the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with applicable law and such Articles of Incorporation, provided that the name of the Surviving Corporation shall be “Strategic Office Solutions, Inc.”

          (b) Bylaws. At and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such bylaws.

     2.5 Directors and Officers

          The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and bylaws of the Surviving Corporation and in accordance with applicable law. Company shall use commercially reasonable efforts to cause each of its directors and corporate officers to tender his or her resignation (collectively, the “Resignations”) prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

     2.6 Effect on Company Stock

          At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, Company or the Shareholders:

          (a) Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in accordance with the terms hereof, the Merger Consideration payable for such share of Company Stock. When so converted, all of such shares of Company Stock will be automatically cancelled and retired and shall no longer be outstanding.

          (b) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (c) [Intentionally Omitted]

          (d) Dissenters Rights. Shares of Company Stock that have not been voted in favor of adoption of the Merger and with respect to which dissenters rights shall have been properly demanded in accordance with the California Code shall not be converted as set forth in Section 2.6(a) above at or after the Effective Time unless and until the holder of such shares withdraws its demand for appraisal in accordance with applicable law or becomes ineligible for such appraisal, at which time such shares shall be converted as set forth in Section 2.6(a) above, without interest. Company shall give Buyer (i) notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments in respect thereof received by Company prior to the Effective Time, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. Without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, Company will not make any payment with respect to any demands for appraisal and will not settle or offer to settle any such demands.

          (e) Cancellation of Buyer Owned Stock. All of the Company Stock that is owned by Buyer or any direct or indirect wholly-owned Subsidiary of Buyer shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

          (f) Adjustments to Annex I. In the event of any reclassification, stock split or stock dividend with respect to Company Stock or Buyer Common Stock, any change or conversion of Company Stock or Buyer Common Stock into other securities or any other dividend or distribution with respect to Company Stock or Buyer Common Stock (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments shall be made to the description of the Merger Consideration on Annex I.

          (g) Withholding Rights. Each of the Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Buyer, as the case may be, and delivered to the relevant taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer.

     2.7 Delivery of Merger Consideration

          (a) Exchange Agent. Prior to the Effective Time, Buyer will designate a Person reasonably acceptable to Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article 2. At or prior to the Effective Time, Buyer shall deliver the Preliminary Merger Consideration to the Exchange Agent to be held in trust for the benefit of the Shareholders (the “Exchange Fund”).

          (b) Distribution of Transmittal Letter. As soon as practicable after the Effective Time, but in any event no later than two business days thereafter, Buyer shall, or shall cause K&L Gates, LLP to, make available to each Shareholder a letter of transmittal in substantially the form attached hereto as Exhibit E (the “Transmittal Letter”), which Transmittal Letter shall, among other things, (i) acknowledge that the shares of Buyer Common Stock are restricted securities, (ii) to the extent that such Shareholder is not a Signing Shareholder, acknowledge that such Shareholder is agreeing to the appointment, and indemnification, of the Shareholder Representative, in accordance with the terms and conditions contained in Section 9.13 of this Agreement, (iii) to the extent that such Shareholder is not a Signing Shareholder, acknowledge that such Shareholder is agreeing to the indemnification obligations contained in Section 8.2(a)(i) of this Agreement, and (iv) provide instructions for such Shareholder’s use in effecting the surrender of the certificate or certificates evidencing Company Stock (the “Certificates”) in exchange for the Merger Consideration.

          (c) Delivery. At the Effective Time, each Shareholder shall be entitled to receive, upon surrender to the Exchange Agent of any Certificates for cancellation, together with a duly-executed and completed Transmittal Letter, such Shareholder’s portion of the Merger Consideration set forth opposite such Shareholder’s name on Annex I, provided that the Subordinated Indemnity Note shall be held by the Exchange Agent, rather than delivered to the Escrow Agent, until such time as the Actual Working Capital is determined in accordance with Section 2.10(b).

          (d) Cancellation of Company Stock. Upon surrender of each Certificate and delivery by Buyer of the Merger Consideration to be delivered in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered, each Certificate shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender its pro rata share of the Merger Consideration in accordance with the terms and upon the conditions of this Agreement, the Transmittal Letter and the Exchange Agent Agreement.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Shareholders for twelve (12) months after the Effective Time shall be delivered to Buyer, upon demand, and any Shareholders who have not theretofore completed a Transmittal Letter, submitted it and their Certificates to the Exchange Agent and otherwise complied with the requirements described in this Article 2 shall thereafter look only to Buyer for, and Buyer shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article 2.

     2.8 No Further Ownership Rights in Shares of Company Stock

          At the Effective Time, the stock transfer books of Company shall be closed, and there shall be no further registration of transfers of Company capital stock thereafter on the records of Company. The Merger Consideration delivered upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Stock. If, after the twelve (12) month anniversary of the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and the holder thereof shall receive its pro rata share of the Merger Consideration as provided in this Article 2.

     2.9 Lost, Stolen or Destroyed Certificates

          In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent, Buyer or Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact with appropriate indemnification, in form satisfactory to Buyer in its reasonable discretion, by the Person claiming such Certificate to be lost, stolen, or destroyed, such Certificate’s pro rata share of the Merger Consideration pursuant to this Article 2.

     2.10 Calculation of Merger Consideration

          (a) Payments at Closing. Buyer agrees to pay to Shareholders at the Closing the following aggregate consideration (the “Preliminary Merger Consideration”): (i) an amount in cash equal to $24,000,000; (ii) $5,000,000 in Subordinated Purchase Notes; and (iii) $7,300,000 in the form of 2,085,714 shares of Buyer Common Stock, (the “Buyer Stock Consideration”). Buyer agrees to deliver to the Escrow Agent, the Seller Indemnity Note. The Preliminary Merger Consideration shall be subject to adjustment as set forth in Section 2.10(b) below.

          (b) Determination of Actual Working Capital and Net Cash on Hand.

          (i) Preliminary Statement. On the day prior to the Closing Date, Company will prepare and deliver to Buyer a statement (the “Preliminary Statement”) setting forth in reasonable detail Company’s determination and calculation of Working Capital and Net Cash on Hand. The Preliminary Statement will be prepared using the same accounting treatment and other methodology used by the Company in preparing the Company Financial Statements, and will in all respects be prepared in a manner consistent with the Company Financial Statements.

          (ii) Closing Balance Sheet. Within thirty (30) days after the Closing Date, Shareholder Representative will prepare, or cause to be prepared, and deliver to Buyer a statement (the “Closing Balance Sheet”) setting forth in reasonable detail Shareholder Representative’s determination and calculation of Working Capital and Net Cash on Hand as of the Closing Date. The Closing Balance Sheet will be prepared using the same accounting treatment and other methodology used by the Company in preparing the Company Financial Statements, and will in all respects be prepared in a manner consistent with the Company Financial Statements.

          (iii) Closing Statement Preparation and Review. If Buyer does not object to the calculation of Net Cash on Hand set forth in the Closing Balance Sheet within thirty-five (35) days after the Closing Date, or accepts such calculation in writing during such thirty-five (35) day period, the Closing Balance Sheet will become the final determination and calculation of the Actual Net Cash on Hand and payment will be made in accordance with Section 2.10(b)(v). If Buyer does not object to the calculation of Working Capital set forth in the Closing Balance Sheet within sixty (60) days after the Closing Date, or accepts such calculation in writing during such sixty (60) day period, the Closing Balance Sheet will become the final determination and calculation of the Actual Working Capital and payment will be made in accordance with Section 2.10(b)(v). If Buyer objects to the Closing Balance Sheet, as soon as practicable following the Closing Date, but in no event later than thirty-five (35) days thereafter with respect to Net Cash on Hand, and no later than sixty (60) days thereafter with respect to Working Capital, Buyer will notify the Shareholder Representative in writing of such objection (a “Notice of Objection”). The Notice of Objection shall contain a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s determination and calculation of the Working Capital and the Net Cash on Hand, and identifying any adjustments to the Preliminary Merger Consideration as a result of such amounts being greater or less than the Working Capital and Net Cash on Hand set forth in the Preliminary Statement. The Closing Statement shall be prepared based on the books and records of Company using the same accounting treatment and other methodologies used by Company in preparing the Preliminary Statement.

          (iv) Closing Statement Dispute Resolution. During the thirty (30) day period immediately following the Shareholder Representative’s receipt of any Notice of Objection, Buyer and the Shareholder Representative will negotiate in good faith to resolve all disputed items. If Buyer and the Shareholder Representative are unable to resolve all of such disputes within thirty (30) days of Shareholder Representative’s receipt of the Notice of Objection, the items in dispute may be referred by either such party for determination as promptly as practicable to an independent accounting firm mutually agreed upon by Buyer and the Shareholder Representative (the “Independent Accounting Firm”), which shall be jointly engaged by Buyer and the Shareholder Representative pursuant to an engagement letter in customary form which each of Buyer and the Shareholder Representative will execute. The parties will direct the Independent Accounting Firm to prescribe procedures for resolving the disputed items and to make a written determination, with respect to such disputed items only, whether and to what extent, if any, the accompanying calculations of the Working Capital and Net Cash on Hand require adjustment based on the terms and conditions of this Agreement (the “Determination”). The Determination will be based solely on presentations with respect to such disputed items by Buyer and the Shareholder Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, that such presentations will be deemed to include any written reports, work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by Buyer or the Shareholder Representative in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. In the absence of fraud or manifest error, the Determination will be conclusive and binding upon Buyer, the Shareholder Representative and the Shareholders. The parties agree that, if the Independent Accounting Firm assigns to any item a value greater than the greatest value for such item claimed by either Buyer or the Shareholder Representative (the “Upper Limit”) or less than the smallest value for such item claimed by Buyer or the Shareholder Representative (the “Lower Limit”), the Determination for such item shall be adjusted to the Upper Limit or the Lower Limit, as applicable. If the value assigned by the Independent Accounting Firm to the Working Capital and Net Cash on Hand, taken together, is less than ninety-five percent (95%) of the value assigned to such items by Shareholder Representative in the Closing Balance Sheet, then the expenses and fees of the Independent Accounting Firm shall be offset against the aggregate principal amount of the Subordinated Purchase Note, otherwise such expenses and fees will be borne by the Buyer.

     (v) Adjustment to Merger Consideration. The Working Capital amount determined in accordance with Section 2.10(b) (the “Actual Working Capital”) and the Net Cash on Hand as determined in accordance with Section 2.10(b) (the “Actual Net Cash on Hand”) will be used to calculate any necessary post-Closing adjustments to the Preliminary Merger Consideration in order to arrive at the Merger Consideration. Any such post-Closing adjustments to the Preliminary Merger Consideration resulting from the Actual Net Cash on Hand being greater than or less than, as the case may be, the Target Net Cash on Hand shall be made on or before the later of (x) the fifth day after determination of the Actual Net Cash on Hand and (y) the date thirty-five (35) days after the Effective Time. Any such post-Closing adjustments to the Preliminary Merger Consideration resulting from the Actual Working Capital being greater than or less than, as the case may be, the Target Actual Working Capital shall be made on or before the later of (x) the fifth day after the determination of the Actual Working Capital and (y) the date one-hundred twenty (120) days after the Closing Date.

          (A) Subject to subsection (D) below, if the Actual Working Capital exceeds the Target Working Capital, Buyer will increase the aggregate cash portion of the Merger Consideration by the amount of such difference.

          (B) If the Actual Net Cash on Hand exceeds the Target Net Cash on Hand, Buyer will increase the aggregate cash portion of the Merger Consideration by the amount of such difference.

          (C) If the Target Working Capital exceeds the Actual Working Capital, the aggregate principal balance of the Subordinated Purchase Note shall be reduced by the amount of such difference.

          (D) If the Target Net Cash on Hand exceeds the Actual Net Cash on Hand, Shareholders will pay to Buyer the amount of such difference in cash.

          (E) The Preliminary Merger Consideration as finally adjusted in accordance with this Section 2.10(b) will be deemed to be the Merger Consideration.

     2.11 Section 338(h)(10) Election

          Buyer, Merger Sub and Company agree to treat the Merger as a “qualified stock purchase” of the Company Common Stock within the meaning of section 338(d)(3) of the Code and shall make a joint election under section 338(h)10) of the Code, and comparable state and local Tax provisions, with respect to such purchase (the “Section 338(h)(10) Election”). In connection with the making of the Section 338(h)(10) Election, Buyer and Company have agreed to the allocation set forth in Annex II of the Merger Consideration among the assets of the Company that are deemed to have been acquired pursuant to section 338(h)(10) of the Code and comparable state and local Tax provisions. Buyer and Company shall exchange completed and properly executed copies of IRS Form 8023, required schedules related thereto, and comparable state and local Tax forms and schedules, all of which are to be prepared on a basis consistent with the allocation set forth in Annex II.

     2.12 Taking of Necessary Action; Further Action

          Each of Buyer, Merger Sub and Company will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

          As an inducement of Buyer to enter into this Agreement, Company hereby makes, as of the date hereof, the following representations and warranties to Buyer, except as otherwise set forth in written disclosure schedules (the “Schedules”) delivered to Buyer. The Schedules are numbered to correspond to the various sections of this Article 3 setting forth certain exceptions to the representations and warranties contained in this Article 3 and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross reference or otherwise) or the Schedules otherwise expressly and completely disclose the specific exception.

     3.1 Organization of Company

          Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Company has full corporate power and authority to conduct its business as it is presently being conducted and to own or lease, as applicable, the Company Assets. Copies of the Articles of Incorporation, certified by the Secretary of State of California, and the bylaws of Company, certified by the Secretary of Company, have been delivered to Buyer by Company and are true, correct and complete in all material respects. Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Company Business or the ownership of its properties and where the failure to be so qualified would have a Company Material Adverse Effect. Each jurisdiction in which Company is qualified to do business as a foreign corporation is set forth in Schedule 3.1.

     3.2 No Subsidiaries; No Interest in Other Entities

          Company has no Subsidiaries and owns no shares of any corporation and has no other ownership or other investment interest, either of record, beneficially or equitably, in any company, association, partnership, joint venture or legal entity, except for bank, checking and money market accounts.

     3.3 Capitalization of Company

          (a) As of the date of this Agreement, there are 20,000,000 shares of Company Stock authorized under its Articles of Incorporation, of which 19,357,142 are issued and outstanding. Schedule 3.3(a) sets forth a complete and accurate list of the names and addresses of all holders of record, as of the date of this Agreement, of Company Stock (the “Shareholders”).

          (b) As of the date of this Agreement, there are no outstanding and unexercised options to purchase shares of Company Stock (“Company Options”).

          (c) Except as set forth in paragraphs (a) and (b) of this Section 3.3, there are issued and outstanding (i) no shares of capital stock or other voting securities of Company, (ii) no securities of Company convertible into or exchangeable for shares of capital stock or other voting securities of Company, (iii) no subscription, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from Company and no obligation of Company to issue or sell, any shares of capital stock or other voting securities of Company or any securities of Company convertible into or exchangeable for such capital stock or voting securities and (iv) no equity equivalents, interests in the ownership or earnings or stock appreciation, phantom stock or other similar rights of or with respect to Company. There is no liability for or obligation with respect to any dividends, distributions or similar participation interests declared or accumulated but unpaid with respect to any shares of Company capital stock.

          (d) All outstanding shares of Company Stock are, and any shares of Company Stock issuable upon exercise of any outstanding Company Option, will, upon exercise or conversion pursuant to its terms, be, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, Company’s Articles of Incorporation or bylaws or any Contract. Each outstanding share of Company Stock and outstanding Company Option has been, and the shares of Company Stock issuable upon exercise of any outstanding Company Option will be, issued in compliance with all federal and state corporate and securities laws.

          (e) Except as set forth in Schedule 3.3(e), there are no outstanding obligations (contractual or otherwise) of Company to repurchase, redeem or otherwise acquire any shares of Company capital stock or any other securities of the type described in paragraph (c) of this Section 3.3. There is no restriction upon the voting or transfer of any share of Company capital stock or other voting securities of Company pursuant to Company’s Articles of Incorporation, bylaws or any Contract to which Company is a party or by which Company is bound, and, except as contemplated by this Agreement, there is no outstanding vote, plan or pending proposal for any redemption of Company Stock or other voting securities of Company or the merger or consolidation of Company with or into any other entity. Except as set forth in Schedule 3.3(e), there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Stock.

     3.4 Unlawful Payments and Contributions

          To the knowledge of the Company, neither the Company, nor any of its directors, officers, employees or agents has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

     3.5 Authorization

          Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all corporate action required to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Company, assuming the due authorization, execution and delivery by Buyer and Merger Sub, and the Shareholders that are parties hereto. This Agreement is, and upon execution and delivery will be, a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

     3.6 Officers and Directors

          Schedule 3.6 contains a true, correct and complete list of all corporate officers and directors of Company.

     3.7 Bank Accounts

          Schedule 3.7 contains a list of all of Company’s bank accounts, safe deposit boxes and persons authorized to draw thereon or have access thereto.

     3.8 Assets

          Schedule 3.8 contains an accurate list of all tangible assets and properties owned or leased by Company where the value of an individual item exceeds $50,000. Except as set forth on Schedule 3.8, Company has good and marketable fee simple title or a valid leasehold or license to each of the Company Assets, and none of the Company Assets are subject to any Encumbrances other than Permitted Encumbrances. The Company Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, which are required for the operation of the Company Business as it is presently conducted. Except as set forth on Schedule 3.8, all tangible assets and properties which are part of the Company Assets are in good operating condition and repair (normal wear and tear excepted) and are usable in the Ordinary Course.

     3.9 Material Contracts

          (a) Disclosure. Schedule 3.9 sets forth a complete and accurate list of all of Contracts to which Company is a party as of the date of this Agreement of the following categories (collectively, the “Material Contracts”):

          (i) Contracts that are not made in the Ordinary Course, pursuant to which aggregate payments of $100,000 or more have been made since January 1, 2009;

          (ii) manufacturing or joint development agreements;

          (iii) license agreements or royalty agreements, whether Company is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software “shrink wrap” or “click through” licenses), pursuant to which aggregate payments of $25,000 or more have been made since January 1, 2009;

          (iv) confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder) not otherwise described in this Section 3.9(a);

          (v) customer orders or sales contracts under which the customer is required by its terms to make a payment after the date hereof of $100,000 or more;

          (vi) Contracts or commitments involving future expenditures or Liabilities, actual or potential, in excess of $100,000 after the date hereof;

          (vii) Contracts or commitments relating to commission arrangements with others, pursuant to which aggregate payments of $100,000 or more have been made since January 1, 2009;

          (viii) employment contracts, consulting contracts and severance agreements, including Contracts (A) to employ or terminate executive officers or other Company Employees and other contracts with present officers or directors of Company or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Company, Surviving Corporation or Buyer any severance, termination, “golden parachute,” or other similar payments to any Company Employees following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

          (ix) indemnification agreements, including Contracts that contain indemnification obligations, not otherwise described in this Section 3.9(a);

          (x) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether Company shall be the borrower, lender or guarantor thereunder (excluding credit provided by Company in the Ordinary Course to purchasers of its products and obligations to pay vendors in the Ordinary Course), except as disclosed in the Company Financial Statements;

          (xi) Contracts to which Company is a party, or to Company’s knowledge any other Contracts, containing covenants limiting the freedom of Company, or any officer, director, Employee or Affiliate of Company, to engage in any line of business or compete with any Person that relates directly or indirectly to the Company Business;

          (xii) any Contract with the federal, state or local government or any agency or department thereof, pursuant to which aggregate payments of $10,000 or more have been made since January 1, 2009;

          (xiii) any Contract or other arrangement with a Related Party other than employment agreements and any compensatory arrangements entered into in the Ordinary Course;

          (xiv) Contracts that contain a change of control provision granting to another party or other parties thereto the right to terminate such Contract or take other action adverse to Company upon or following the Merger or any other transaction contemplated herein (the “Consent Agreements”);

          (xv) Contracts that purport to limit Company or, after the Effective Time, the Surviving Corporation or Buyer, from providing any service in any jurisdiction, whether under the Company name, the Buyer name, or otherwise, or grant any exclusive geographic, segment or other rights to any third party;

          (xvi) Contracts that are in the nature of offset or barter arrangements;

          (xvii) professional services contracts, pursuant to which aggregate payments of $100,000 or more have been made since January 1, 2009;

          (xviii) any fixed-fee professional services contracts under which Company is obligated to perform not otherwise described in this Section 3.9(a); and

          (xix) any other Contract material to the Company Business or the Company Assets.

True, correct and complete copies of all of the Material Contracts listed on Schedule 3.9, including all amendments and supplements thereto, have been made available to Buyer or its Representatives. Company has included as part of Schedule 3.9 a brief summary of the material terms of each oral Material Contract.

          (b) Absence of Defaults. All of the Contracts listed pursuant to paragraph (a) of this Section 3.9 are valid, binding and enforceable against Company and, to the knowledge of Company, are valid, binding and enforceable against the other parties thereto, in each case, in accordance with their terms. Except as set forth on Schedule 3.9, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default under the Material Contracts by Company or, to the knowledge of Company, any other party thereto. Company has no reason to believe that the products or services called for by any Material Contract cannot be supplied in accordance with the terms of such Material Contract, including time specifications, and has no reason to believe that any unfinished Material Contract will, upon performance by Company, result in a material loss to Company.

          (c) Product Warranty. Company has not committed any act, and, to Company’s knowledge, there has been no omission by Company, which may result in, and there has been no occurrence which may give rise to, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Company, with respect to products designed, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date.

     3.10 No Conflict or Violation; Consents

          (a) Except for the Consent Agreements and except as set forth on Schedule 3.10(a), none of the execution, delivery or performance of this Agreement, the consummation of the Merger or any other transaction contemplated hereby, nor compliance by Company with any of the provisions hereof, will (i) violate or conflict with any provision of Company’s Articles of Incorporation or bylaws, (ii) violate, conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a consent under, or result in the creation of any Encumbrance upon any of its assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Company is a party or by which Company is bound, (iii) violate any applicable Regulation or Court Order or (iv) impose any Encumbrance on any Company Assets (other than Permitted Encumbrances), other than, with respect to (ii), (iii) and (iv) any such violation, conflict, breach, default, termination, acceleration, modification, cancellation, consent requirement or Encumbrance that would not reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 3.10(b), no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Governmental Authority are necessary to be made or obtained by Company in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of California, (ii) any filing that may be required by the HSR Act, and (iii) such notices, approvals or consents which if not obtained or made would not reasonably be expected to have a Material Adverse Effect on Company or impair its ability to consummate the transactions contemplated hereby.

     3.11 Permits

          (a) Schedule 3.11(a) sets forth a complete list of all Permits material to the Company Business or the Company Assets, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect.

          (b) Except as set forth on Schedule 3.11(b), Company currently has all Permits required under any applicable Regulation necessary for the lawful conduct of its business as presently conducted and owns or possesses such Permits free and clear of all Encumbrances other than Permitted Encumbrances, except for such Permits the failure of which to obtain have not had and would not reasonably be expected to have a Company Material Adverse Effect. Company is not in default, nor has Company received any notice of any claim of default, with respect to any such Permit, except for such defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     3.12 Financial Statements; Books and Records

          (a) Company has made available to Buyer (i) the audited balance sheets of Company as of each of December 31, 2009 (the “Company Annual Balance Sheet Date”) and December 31, 2008 and the related statements of income and cash flow for the 12-month periods then ended together with the notes thereon (the “Audited Financial Statements”), (ii) the reviewed but unaudited balance sheet of Company as of December 31, 2007 and the related statements of income and cash flow for the 12-month period then ended together with the notes thereon, and (iii) the unaudited balance sheet of Company as of the Company Balance Sheet Date and the related statements of income and cash flow for the five-month period then ended together with the notes thereon (the financial statements described in clauses (ii) and (iii) above, collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Company Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP consistently applied from period to period. The Company Financial Statements present fairly, in all material respects, the financial condition of Company as of the dates stated therein and the results of operation for the periods stated therein.

          (b) Company has maintained a system of internal accounting controls sufficient to provide reasonable assurance that transactions have been executed with management's authorizations, and transactions have been recorded as necessary to permit preparation of the Company Financial Statements in accordance with GAAP.

          (c) The Company Books and Records accurately and fairly reflect, in all material respects, the activities of Company and have been made available to Buyer for its inspection.

          (d) Company has not engaged in any monetary transaction, maintained any bank account or used any corporate funds except for such monetary transactions, bank accounts or funds which have been and are reflected, in all material respects, in the normally maintained Company Books and Records.

          (e) The stock records and minute books of Company that have been made available to Buyer reflect all minutes of meetings and resolutions of its shareholders and board of directors and all committees thereof and, to the knowledge of Company, all issuances, transfers and redemptions of Company Stock, and contain true, correct and complete copies of Company’s Articles of Incorporation and bylaws and all amendments thereto through the date hereof.

     3.13 Absence of Certain Changes or Events

          Except as set forth on Schedule 3.13, since the Company Balance Sheet Date there has not been any:

          (a) event or occurrence that would reasonably be expected to constitute a Company Material Adverse Change;

          (b) failure to exercise commercially reasonable efforts to preserve the Company Business intact and to preserve the continued services of its Employees and the goodwill of suppliers, customer and others having existing business relations with Company;

          (c) resignation or termination of any officer or Employee, or any material increase in the rate of compensation payable or to become payable to any officer or Employee of Company, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan (as defined below) other than (i) contributions made to the benefit plans specified in Schedule 3.17 in accordance with the normal practices of Company or (ii) the extension of coverage under such plans to others who became eligible after the Company Balance Sheet Date;

          (d) payment, loan or advance of any amount to, or in respect of, or the sale, transfer or lease of any properties or any Company Assets to, or entering into of any Contract with, any Related Party except in the Ordinary Course and (i) directors’ fees and (ii) compensation to Employees at the rates disclosed pursuant to Section 3.16(d);

          (e) sale, assignment, license, transfer or encumbrance of any of the Company Assets tangible or intangible, singly or in the aggregate, except in the Ordinary Course;

          (f) new Contracts, or extensions, modifications, terminations or renewals thereof, except in the Ordinary Course;

          (g) actual or to Company’s knowledge threatened termination of any material customer account or group of accounts or actual or to Company’s knowledge threatened material reduction in purchases or royalties payable by any such customer or occurrence of any event that would reasonably be expected to result in any such termination or reduction;

          (h) disposition or lapsing of any of the Company Proprietary Rights, in whole or in part, or, to Company’s knowledge, any disclosure of any material trade secret, process or know-how to any Person not an Employee or not bound by a confidentiality agreement;

          (i) material change in accounting methods or practices by Company other than as required by GAAP;

          (j) revaluation by Company of any of the material Company Assets, including writing off notes or accounts receivable other than for which adequate reserves have been established;

          (k) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Company Assets or the Company Business;

          (l) declaration, setting aside or payment of dividends or distributions in respect of any Company Stock (except for the Pre-Closing Dividend) or any redemption, purchase or other acquisition of any of Company's equity securities;

          (m) issuance or reservation for issuance by Company of, or commitment of it to issue or reserve for issuance, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of Company Stock, other than as required with respect to the grant of options under the Company Option Plan;

          (n) increase, decrease or reclassification of the Company Stock;

          (o) amendment of Company’s Articles of Incorporation or bylaws;

          (p) capital expenditure or execution of any lease or any incurring of Liability therefor by Company, involving payments in excess of $100,000 in the aggregate;

          (q) failure to pay any material obligation of Company when due;

          (r) cancellation of any indebtedness or waiver of any rights of substantial value to Company, except in the Ordinary Course;

          (s) indebtedness incurred by Company for borrowed money or any commitment to borrow money entered into by Company, or any loans made or agreed to be made by Company except, in each case, in the Ordinary Course;

          (t) Liability in excess of $100,000 incurred by Company except in the Ordinary Course, or any increase or material change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

          (u) payment, discharge or satisfaction of any Liabilities of Company other than the payment, discharge or satisfaction in the Ordinary Course of Liabilities reflected or reserved against in the Company Financial Statements or incurred in the Ordinary Course since the Company Balance Sheet Date;

          (v) acquisition of any equity interest in any other Person; or

          (w) agreement by Company to do any of the foregoing.

     3.14 Liabilities

          Except as set forth on Schedule 3.14, Company has no Liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) Liabilities which are reflected and reserved against in the Company Financial Statements in accordance with GAAP, (ii) Liabilities incurred in the Ordinary Course since the Company Balance Sheet Date (all of which Liabilities do not exceed $100,000 in the aggregate, excluding payroll, rent expenses, and Liabilities incurred in the Ordinary Course to suppliers and service providers with whom Company had a business relationship prior to the Company Balance Sheet Date) and (iii) Liabilities arising under the Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) set forth on Schedule 3.9 or which are not required to be disclosed on such Schedule and which have arisen or been incurred in the Ordinary Course.

     3.15 Litigation

          Except as set forth on Schedule 3.15, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute (collectively, “Actions”) pending or, to the knowledge of Company, threatened (i) against, relating to or affecting Company or any of its officers and directors (other than Actions to which Company is not a party or which relate to or affect the document management and eDiscovery industries generally), (ii) which seek to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (iii) which prevents, or would reasonably be expected to prevent Company from consummating the transactions contemplated hereby. None of the Actions, if adversely determined against Company, or its directors or officers, would reasonably be expected to result in a loss to Company, individually or in the aggregate, in excess of $100,000. To the knowledge of Company, there is no basis for any Action which, if adversely determined against Company, its directors or officers, would reasonably be expected to result in a loss to Company, individually or in the aggregate, in excess of $100,000. There are presently no outstanding judgments, decrees or orders of any court or any Governmental Authority against or affecting Company. There are no Court Orders with, or Encumbrances by, any Governmental Authority relating to any Environmental Laws which regulate, obligate or bind Company. Schedule 3.15 contains a complete and accurate description of all Actions to which Company is a party or Company’s corporate officers or directors other than Actions brought by Company for collection of moneys owed in the Ordinary Course.

     3.16 Labor Matters

          (a) Company is not a party to any collective bargaining agreement with respect to its Employees with any labor organization, group or association and, to Company’s knowledge, has not experienced any attempt by organized labor or its representatives to make Company conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of Company. Except as set forth on Schedule 3.16(a), there is no unfair labor practice charge or complaint under the National Labor Relations Act against Company pending before the National Labor Relations Board or any other Governmental Authority arising out of Company’s activities, and Company does not have any knowledge of any facts or information which would reasonably be expected to give rise thereto; there is no labor strike or labor disturbance pending or, to Company’s knowledge, threatened against Company nor is any grievance currently being asserted against it; and Company has not experienced a material work stoppage or slow down. Except as set forth on Schedule 3.16(a), there are no controversies pending or, to the knowledge of Company, threatened between Company and any of its Employees, and Company is not aware of any facts which would reasonably be expected to result in any such controversy.

          (b) Company is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, the payment of social security and similar taxes, occupational safety and health and employee documentation. Company is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

          (c) Except as set forth on Schedule 3.16(c), Company has not entered into any severance or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of Buyer or Company to make any payment to any present or former Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement.

          (d) Company has previously made available to Buyer a list of the names of all present Employees and their current salary or hourly wage rate and other compensation payable by Company.

     3.17 Employee Benefit Plans

          (a) Definitions. The following terms, when used in this Section 3.17, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

          (i) “Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees” beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Company or any ERISA Affiliate or under which Company or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities).

          (ii) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (iii) “Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          (iv) “ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Company as defined in Section 414(b), (c), (m) or (o) of the Code.

          (v) “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

          (vi) “PBGC” means the Pension Benefit Guaranty Corporation.

          (vii) “Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities).

          (viii) Welfare Plan. “Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (A) which Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of either of Company or any ERISA Affiliate (with respect to their relationship with such entities).

          (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 3.17 contains a complete list of Employee Plans which cover Employees of Company (with respect to their relationship with Company), including any special bonus, benefit or compensation arrangement with executives of Company that will remain in effect after the Effective Time. True, complete and correct copies of each of the following documents have been made available to Buyer by Company: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof currently in effect which have been distributed to the employees of Company and all annuity contracts or other funding instruments currently in effect, (ii) each Benefit Arrangement including material written interpretations thereof and material written descriptions thereof currently in effect which have been distributed to Company's Employees (including descriptions of the number and level of Employees covered thereby), (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any Governmental Authority for each Pension Plan, and (v) a description setting forth the amount of any liability of Company as of the Closing Date for payments more than 30 days past due with respect to each Welfare Plan.

          (c) Representations.

          (i) Pension Plans. No Pension Plan is subject to Title IV of ERISA or Section 412 of the Code.

          (ii) Multiemployer Plans. Neither Company nor any ERISA Affiliate contributes to, or within the past six years has been obligated to, contribute to any Multiemployer Plan.

          (iii) Welfare Plans. None of Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to or with respect to any present or former employee of Company or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan other than as may be required by COBRA or other similar state law, and no condition exists which would prevent Company from amending or terminating any such benefit plan or Welfare Plan.

          (iv) Compliance with Law. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument has received a favorable determination letter from the IRS that such Pension Plan is qualified and tax-exempt under the provisions of Sections 401(a) (or 403(a), as appropriate) and 501(a) of the Code and no facts or circumstances exist which would reasonably be expected to adversely effect such qualification in form or in operation other than violations that may be corrected under the IRS voluntary corrections programs without penalty. Each Welfare Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in material compliance with provisions of Parts 6 and 7 of Title I of ERISA and Section 4980B of the Code at all times.

          (v) Benefit Arrangements. Each Benefit Arrangement which covers Employees of Company (with respect to their relationship with Company) has been maintained in material compliance with its terms and with the requirements prescribed by any and all Regulations which are applicable to such Benefit Arrangement, including the Code. Except as set forth in Schedule 3.17, and except as provided by law, the employment of all persons presently employed or retained by Company is terminable at will at any time and without advance notice.

          (vi) Deductibility of Payments. There is no Contract covering any Employee of Company (with respect to their relationship with Company) that, individually or collectively, provides for the payment by Company of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code currently or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code.

          (vii) Fiduciary Duties and Prohibited Transactions. Neither Company nor to its knowledge any plan fiduciary of any Welfare Plan or Pension Plan which covers employees or former employees of Company, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

          (viii) No Amendments. Neither Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan, except as may be required under applicable law.

          (ix) No Acceleration of Rights or Benefits. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any of the Employee Plans, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the creation of rights under any severance, parachute or change of control agreement.

          (x) No Other Material Liability. No event has occurred in connection with which Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, is currently subject to any material liability (i) under any Regulation or governmental order relating to any Employee Plans or (ii) pursuant to any obligation of Company to indemnify any Person against liability incurred under, any such Regulation or order as they relate to the Employee Plans.

     3.18 Transactions with Related Parties

          Except for employment agreements and other compensation arrangements, and as otherwise disclosed on Schedule 3.18, no Shareholder or Related Party (a) has borrowed from, or loaned money or other property to, Company which has not been repaid or returned, (b) has any contractual or other claims, express or implied, of any kind whatsoever against Company, (c) has any interest in any Company Asset or any property used by Company or (d) is a party, directly or indirectly, to any Contract with Company.

     3.19 Compliance with Law

          Except as set forth in Schedule 3.19, Company has conducted the Company Business in material compliance with all applicable Regulations and Court Orders. Company has not received any notice to the effect that, or has otherwise been advised in writing that, Company is not in material compliance with any such Regulations or Court Orders.

     3.20 Intellectual Property

          (a) General. Schedule 3.20(a) sets forth with respect to the Company Proprietary Rights: (i) for each patent and patent application that has been filed with the applicable patent authority in any country, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each trademark, tradename or service mark that Company has used in commerce in connection with the marketing or promotion of its products and services, whether or not registered, the date first used, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (iii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iv) each mask work, whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration, (v) a list of all such Proprietary Rights in the form of licenses from any third parties to Company, other than “shrink wrap”, “click through” or similar software licenses, and (vi) a list of all such Company Proprietary Rights which are licensed by Company to any third parties. True and correct copies of all applications and registrations for each of Company’s Proprietary Rights required to be listed on Schedule 3.20(a) have been made available to Buyer.

          (b) Adequacy. The Company Proprietary Rights constitute all of the Proprietary Rights used in the conduct of the Company Business as presently conducted, including the design, manufacture and sale of all products currently under development, or in production. With regard to any Proprietary Rights based upon an assignment from any third party, such assignment(s) have been duly recorded where and as necessary to establish and maintain the Company Proprietary Rights.

          (c) Royalties and Licenses. Except as set forth in Schedule 3.20(c), Company has no obligation to compensate any Person for the use of any of the Company Proprietary Rights nor has Company granted to any Person any license, option or other rights to use in any manner any of the Company Proprietary Rights, whether requiring the payment of royalties or not.

          (d) Ownership. Except as set forth in Schedule 3.20(d), Company exclusively owns or has been granted an unexpired right to use the Company Proprietary Rights, without any Encumbrances (other than Permitted Encumbrances), and such Proprietary Rights will not cease to be existing rights of Company by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby; nor will this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby otherwise have a Material Adverse Effect on the Proprietary Rights; and the Proprietary Rights will remain fully transferable, alienable, and licensable without restriction and without payment. Further, this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause any payment or royalty (i) to be created other than in the Ordinary Course; or (ii) to become accelerated. The patents and the registered trademarks and copyrights of the Company are valid and in full force and effect and are not subject to any fines, maintenance fees or Actions falling due within 90 days of the date hereof.

          (e) Absence of Claims. Except as set forth in Schedule 3.20(e), Company has not received any written notice of any (A) invalidity, challenge of the legality or ownership or unenforceability, or alleged invalidity, challenge of the legality or ownership or unenforceability with respect to any of the Company Proprietary Rights; (B) infringement, misappropriation, or alleged infringement or misappropriation of any Proprietary Rights of others due to any activity by Company; or (C) infringement, misappropriation, or alleged infringement or misappropriation of the Company Proprietary Rights. To Company’s knowledge, neither the holding or use by Company of any of the Company Proprietary Rights nor the offering or sale or other provision by Company of any services or products marketed or sold or otherwise provided by Company violates or is alleged to violate any license, sublicense or other agreement with, or infringes any common-law or statutory right of, any third party anywhere in the world. No other Person (i) has notified Company that it is claiming any ownership of or right to use any of the Company Proprietary Rights or (ii) to Company’s knowledge, is infringing upon any such Company Proprietary Rights in any way.

          (f) Protection of Proprietary Rights. Except as set forth in Schedule 3.20(f), all of the pending applications for the Company Proprietary Rights listed on Schedule 3.20(a) have been duly filed and all registrations and issued patents that are part of the Company Proprietary Rights are in full force and effect and are not subject to any fines, maintenance fees or Actions falling due within 90 days after the date hereof. Company has taken all reasonable steps that are customary in the industry (including, entering into confidentiality and nondisclosure agreements, in connection with the Company Assets or the Company Business) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Company Proprietary Rights, except where any failure to do so would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as set forth in Schedule 3.20(f), all material Company Proprietary Rights that were created by consultants, independent contractors or other third parties for or on behalf of Company are subject to written agreements pursuant to which all right, title and interest therein, including without limitation the copyrights thereto, have been assigned to Company.

     3.21 Taxes

          (a) Filing of Tax Returns. Except as set forth on Schedule 3.21(a), Company has timely filed with the appropriate taxing authorities all Tax Returns that it was required to file under applicable laws and regulations. The Tax Returns filed are complete, correct and accurate in all respects. Except as specified in Schedule 3.21, Company is not currently the beneficiary of any extension of time within which to file Tax Returns in respect of any Taxes. Company has delivered, or made available, to Buyer complete and accurate copies of all Tax Returns of Company for the years ended December 31, 2009, 2008 and 2007. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

          (b) Payment of Taxes. All Taxes due and owing by Company (whether or not shown on any Tax Return) have been paid. Company has not incurred a Liability for additional Taxes other than in the Ordinary Course.

          (c) Audits, Investigations or Claims. Except as set forth on Schedule 3.21(c), no deficiencies for Taxes of Company have been claimed, proposed or assessed by any taxing or other Governmental Authority. There are no current, pending or, to the knowledge of Company, threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes of Company, and there are no matters under discussion with any taxing or Governmental Authorities, or known to Company, with respect to Taxes that are likely to result in an additional Liability for Taxes by Company. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 3.21 and, except as set forth in such Schedule, Company has not been notified in writing that any taxing authority intends to audit a Tax Return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to Company.

          (d) Liens. Except as set forth on Schedule 3.21(d), there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of Company’s Assets or the Company Stock.

          (e) Tax Elections. All elections with respect to Taxes affecting Company or its assets as of the date hereof are set forth on Company’s latest Tax Returns or on Schedule 3.21. Company (i) has not made a deemed dividend election under Reg. § 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has not consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any Taxpayers’ Assets; (iii) has not agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has not made an election, or is required, to treat any Company Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (v) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

          (f) Prior Affiliated Groups. Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than a group that had Company as its common parent.

          (g) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving Company, and, after the Closing Date, Company shall not be bound by any such Tax-sharing agreements or similar arrangements (entered into prior to the Closing) or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

          (h) Partnerships. Company does not have any interest in and is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes.

          (i) Successors. Company is not a successor to any other Person by way of merger, reorganization or similar transaction.

          (j) U.S. Real Property Holding Corporation. Company is not and has never been a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k) No Withholding. The Merger is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code.

          (l) Closing Agreements. Company has not executed or entered into any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law) or has not agreed to make any adjustment to its income or deductions pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign law) in either case that could affect its Tax liability after the Closing Date to any extent.

          (m) Compliance with Withholding Taxes. Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party.

          (n) S-corporation Election. Company has been a validly electing S corporation within the meaning of Code Section 1361 and Section 1362 during its existence and Company will be an S corporation up to and including the Effective Time.

          (o) Section 338(h)(10) Election. Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Company has not, in the past 7 years (A) acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

     3.22 Insurance

          Schedule 3.22 contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and any pending claims thereunder) of which Company is the owner, insured or beneficiary. Such insurance policies are of the type and in the amounts that are customarily carried by Persons conducting businesses similar to the Company Business, and are reasonable in light of the risks associated with the Company Business. Company is not in default under any of such policies or binders, and it has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect.

     3.23 Accounts Receivable

          The accounts and notes receivable reflected in the Company Balance Sheet, and all accounts or notes receivable arising since the Company Balance Sheet Date are genuine and represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. All such receivables are, to the knowledge of Company, fully collectible in the Ordinary Course except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the Company Balance Sheet and additions to such reserves as reflected on the Company Books and Records. Since the date of the Company Balance Sheet, Company has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any collection, discount or write-off policy or procedure unless required by GAAP or statutory accounting principles.

     3.24 Customers and Suppliers

          Schedule 3.24 sets forth (i) a complete and accurate list of the names and addresses of (i) the customers who, since January 1, 2009, have made aggregate payments of at least $250,000 to Company, showing the approximate total sales in dollars to each such customer during such period, (ii) a complete and accurate list of the names and 2009 revenue of the largest twenty-five (25) customers, by revenue, of Company, (iii) a complete and accurate list of the names and 2009 revenue of the largest twenty-five (25) matters, by revenue, of the Company, and (iv) suppliers with sales to Company greater than $100,000 during the last fiscal year and $25,000 during the last fiscal quarter, showing the approximate total purchases in dollars by Company from each such supplier during such periods. Since the Company Balance Sheet Date, there has been no Company Material Adverse Change in the business relationship of Company with any customer or supplier named on Schedule 3.24. Company has not received any written communication from any customer or supplier named on Schedule 3.24 of any intention to return, terminate or materially reduce purchases from or supplies to Company.

     3.25 Environmental Matters

          Except as set forth in Schedule 3.25 and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there is and has been no Handling of Substances at, on, or from any Operating Site in material violation of any Environmental Law; (ii) there is and has been no material presence of Substances on, in or under any Operating Site regardless of how the Substance or Substances came to rest there; (iii) no underground tanks, PCBs or asbestos-containing materials are or have been located on, in or under any Operating Site; (iv) Company has not received written notice of any assertion by any Governmental Authority that it or a predecessor business or landowner may be a responsible party in connection with any Operating Site, and Company has no knowledge of any pending or threatened claims or any reasonable basis for a claim by any Person against Company under any Environmental Law; (v) no Encumbrances have been, or are, imposed on any of the Company Assets under any Environmental Law; (vi) Company has made available to Buyer copies of all environmental reports or studies of any kind relating to Company or any Operating Site; and (vii) Company has obtained all material Permits and has made all reports and notifications required under any Environmental Law, and is in material compliance with all applicable Environmental Laws. Schedule 3.25 hereto also contains a list and brief description of all filings by Company with, notices to Company from, and related reports to any Governmental Authority administering an Environmental Law, within three years prior to the date hereof, including without limitation, filings made, corrective action taken, or citations and notices of violations received by Company with respect to any Operating Site.

     3.26 Brokers; Transaction Costs

          Except for its Contract with St. Charles Capital, LLC, Company has not entered into any Contract with any Person which will result in the obligation of Buyer, Merger Sub or Company, to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     3.27 No Other Agreements to Sell Company or the Company Assets

          Company does not have any legal obligation, absolute or contingent, to any other Person to sell a material portion of the Company Assets (other than in the Ordinary Course) or to sell any capital stock of Company (except pursuant to the conversion or exercise of outstanding securities and except pursuant to option grants to Employees of Company) or to effect any merger, consolidation or other reorganization of Company or to enter into any agreement with respect thereto, except pursuant to this Agreement.

     3.28 Financial Projections: Operating Plan

          Company has made available to Buyer certain financial projections with respect to the operating plan and sales pipeline for Company. Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it to be reasonable as of the date the projections were prepared and has disclosed any material changes since their preparation to Buyer.

     3.29 Real Property

          Except as set forth on Schedule 3.29, neither Company nor any predecessor owns, or ever has owned, any real property. Schedule 3.29 contains a list of all real property leased by Company. Except as set forth on Schedule 3.29, all such real property leases are valid and subsisting and in full force and effect. Neither Company nor, to the knowledge of Company, any other party to such real property leases is in breach or default under such real property leases, and, to the knowledge of Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such real property leases.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF BUYER AND MERGER SUB

          As an inducement of Company to enter into this Agreement, Buyer and Merger Sub, where applicable, hereby make the following representations and warranties to Company:

     4.1 Organization of Buyer and Merger Sub

          Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, in the case of Buyer, and the State of California, in the case of Merger Sub, and has full corporate power and authority to conduct its Business as it is presently being conducted, and to own or lease, as applicable, its Assets. Each of Company and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its respective Business or the ownership of its respective properties and where the failure to be so qualified would have a Buyer Material Adverse Effect.

     4.2 Authorization

          The Board of Directors of Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Board of Directors of Buyer has declared the Merger and issuance of Buyer Common Stock advisable and Buyer has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement, the Ancillary Agreements and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Buyer and Merger Sub and no other corporate proceedings on the part of Buyer or Merger Sub (other than any required approval of the Merger by the stockholders of Buyer in accordance with the listing requirements or other rules applicable to issuers whose securities are listed on the NASDAQ Capital Market (“NCM”)) are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company and the Signing Shareholders, constitutes the valid and binding agreement of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

     4.3 No Conflict or Violation; Consents

          (a) None of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the Merger or any other transaction contemplated hereby or thereby, nor compliance by Buyer or Merger Sub with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of Buyer’s or Merger Sub’s Certificate of Incorporation, bylaws or other governing documents, (ii) violate, conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a consent under, or result in the creation of any Encumbrance upon any of its assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub is bound, (iii) violate any applicable Regulation or Court Order or (iv) impose any Encumbrance on any of Buyer’s or Merger Sub’s Assets.

          (b) Except for any filings that may be required on a Current Report on Form 8-K to reflect this Agreement and any other approvals and filings previously obtained or made and in full force and effect, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Governmental Authority are necessary to be made or obtained by Buyer or Merger Sub in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

     4.4 Litigation

          There is no Action pending or, to the knowledge of Buyer, threatened or anticipated, against Buyer or Merger Sub which, if determined adversely, would reasonably be expected to have a Buyer Material Adverse Effect, or would prevent, or would reasonably be expected to prevent Buyer or Merger Sub from entering into and performing its obligations under this Agreement and the Ancillary Agreements. There is no unsatisfied judgment or any open injunction binding upon Buyer or Merger Sub which would reasonably be expected to have a Buyer Material Adverse Effect, or would prevent, or would reasonably be expected to prevent Buyer or Merger Sub from entering into and performing its obligations under this Agreement and the Ancillary Agreements.

     4.5 Brokers

          Except for its Contract with St. Charles Capital, LLC, neither Buyer nor Merger Sub has entered into and will not enter into any Contract with any Person which will result in the obligation of Buyer, Merger Sub, Company or the Shareholders to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.6 Capital Structure

          The authorized capital stock of Buyer consists of 40,000,000 shares of common stock, par value $0.001 per share, and 7,931,370 shares which are designated as preferred stock, par value $0.001 per share. As of the date hereof, there are (i) 10,558,613 shares of Buyer Common Stock issued and outstanding and no Buyer Common Stock held in Buyer’s treasury, (ii) 2,076,323 shares of Buyer Common Stock reserved for issuance upon exercise of outstanding stock options, (iii) 626,126 shares of Buyer Common Stock reserved for issuance upon exercise of outstanding warrants, (iv) 35,262 shares of Buyer Common Stock reserved for issuance upon debt conversion, (v) 100,000 shares of Buyer Common Stock reserved for issuance in the event certain milestones are achieved with respect to the business formerly operated by AXS-One, Inc., and (vi) no preferred stock of Buyer issued and outstanding, held in Buyer’s treasury or reserved for issuance. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than as referenced above, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Buyer Common Stock or preferred shares or any other equity security of Buyer or any securities representing the right to purchase or otherwise receive any Buyer Common Stock or any other equity security of Buyer. Buyer owns 100% of the outstanding equity interests in each subsidiary of Buyer. Other than as described in the SEC Documents, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Buyer is a party or to which it is bound relating to the voting of any shares of the capital stock of the Buyer. Except as described in the SEC Documents, there are no existing rights with respect to the registration of Buyer Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights.

     4.7 Availability of Merger Consideration

          (a) Buyer has the funds available for the cash portion of the Merger Consideration.

          (b) At the Effective Time, the Buyer Common Stock will be duly authorized, validly issued, fully paid and nonassessable, free and clear of Encumbrances. None of the issuance, sale or delivery of the Buyer Common Stock to the Shareholders is subject to any preemptive right of stockholders of Buyer or to any right of first refusal or other right in favor of any Person which has not been observed or waived.

          (c) Buyer has obtained the requisite approval of its stockholders to issue the Buyer Common Stock issuable upon conversion of the Subordinated Seller Notes, subject to any applicable waiting periods under the Exchange Act or other securities laws.

          (d) The issuance of the Buyer Common Stock to the Shareholders at the Effective Time in accordance with this Agreement will be exempt from registration under applicable federal and state securities laws.

     4.8 SEC Documents; Buyer Financial Statements

          Buyer has furnished or made available to Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2007, all in the form so filed (all of the foregoing being collectively referred to herein as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date of this Agreement. The consolidated financial statements of Buyer, including the notes thereto, included in the SEC Documents (the “Buyer Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly, in all material respects, the consolidated financial position of Buyer at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Buyer has timely filed all forms, reports and documents required to be filed by it with the SEC in the last twelve months under the Exchange Act.

     4.9 Merger Sub

          Merger Sub is a wholly owned subsidiary of Buyer that was formed by Buyer solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement and the Effective Time, Merger Sub has (i) has engaged in no other business activities, (ii) has conducted its operations only as contemplated by this Agreement, and (iii) has no liabilities and is not a party to any agreement other than this Agreement. Buyer, as the sole stockholder of Merger Sub, has adopted this Agreement.

     4.10 Employee Benefits Matters

          Employees of Company shall be given credit under each employee benefit plan, program, policy or arrangement of Buyer in which the Employees are eligible to participate for all service with Company (to the extent service was credited by Company) for purposes of eligibility, vesting, severance and vacation entitlement.

     4.11 Present Compliance with Obligations and Laws

          Neither Buyer nor Merger Sub is: (i) in violation of its Certificate of Incorporation, Articles of Incorporation, bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any Regulation or Court Order applicable to it or its assets; except where any violation, default or breach under items (ii), (iii) or (iv) would not reasonably be expected to have a Buyer Material Adverse Effect.

     4.12 Absence of Certain Changes

          Except as described in the SEC Documents, since the date of the most recent Buyer Financial Statements, except with respect to the action contemplated by this Agreement, there has not been (i) any Buyer Material Adverse Effect or (ii) any damage, destruction or loss (whether or not covered by insurance) that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

     4.13 Listings

          Buyer’s securities are not listed, or quoted, for trading on any domestic or foreign securities exchange, other than the NCM. Buyer is in compliance in all material respects with the rules, regulations and policies of the NCM, including without limitation its corporate governance standards.

     4.14 Transactions with Affiliates

          Except as set forth in the SEC Documents filed prior to the date of this Agreement, since the date of Buyer’s last proxy statement to its stockholders, no event has occurred that would be required to be reported by Buyer as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     4.15 Intellectual Property

          Except as set forth in Schedule 4.15, neither Buyer nor any of its Subsidiaries has any obligation to compensate any Person for the use of any of the Buyer Proprietary Rights (excluding licenses that are commonly available on standard commercial terms, such as software “shrink wrap” or “click through” licenses) nor has Buyer or any of its Subsidiaries granted to any Person any license, option or other rights to use in any manner any of the Buyer Proprietary Rights, whether requiring the payment of royalties or not, except in the Ordinary Course.

ARTICLE 5
ACTIONS BY COMPANY
AND BUYER PRIOR TO THE CLOSING

          Company and Buyer covenant as follows for the period from the date hereof through the Closing Date:

     5.1 Conduct of Company Business

          From the date hereof through the Closing, Company shall, except for the payment of the Pre-Closing Dividend, and except as provided in Section 5.2 below and as otherwise contemplated by this Agreement, or as otherwise consented to by Buyer in writing, which consent shall not be unreasonably withheld or delayed, operate the Company in the Ordinary Course and will not take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the Merger. Without limiting the generality of the foregoing, Company shall not, except as provided in Section 5.2 below, as specifically contemplated by this Agreement or as consented to by Buyer in writing:

          (a) except in the Ordinary Course, incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course), or otherwise become responsible for obligations of any other Person;

          (b) issue or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock, other than the issuance of shares of Company Stock pursuant to the valid exercise of Company Options outstanding as of the date hereof or upon conversion or exercise of outstanding securities;

          (c) declare, pay or incur any obligation to declare or pay any dividend or other distribution on its capital stock (except for the Pre-Closing Dividend) or make or incur any obligation to make any redemption with respect to, or purchase of, any share of its capital stock;

          (d) make any change to Company’s Articles of Incorporation or bylaws;

          (e) except in the Ordinary Course, mortgage, pledge or otherwise encumber any Company Assets or sell, transfer, license or otherwise dispose of any Company Assets;

          (f) except in the Ordinary Course, cancel, release or assign any indebtedness owed to it or any claims or rights held by it;

          (g) make any material investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of a material amount of property or assets of any other Person;

          (h) terminate any Material Contract or make any amendment to any Material Contract;

          (i) (i) enter into or modify any employment Contract, (ii) pay or agree to pay any compensation to or for any Employee, officer or director other than in the Ordinary Course, (iii) pay or agree to pay any bonus, incentive compensation, service award or other like benefit, except as required under agreements outstanding as of the date of this Agreement, copies of which have previously been made available to Buyer, (iv) grant any Company Options or (v) enter into or modify any other Employee Plan;

          (j) enter into or modify any Contract with a Related Party;

          (k) make any change in any method of accounting or accounting practice other than changes required by GAAP;

          (l) knowingly fail to comply with all material Regulations applicable to the Company;

          (m) fail to use its commercially reasonable efforts to maintain existing relationships with suppliers and customers and others having material business dealings with Company and otherwise preserve the existing goodwill of the Company;

          (n) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes (other than changes required by GAAP), enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes or consent to any extension or waiver of any limitation period applicable to any claim or assessment in respect of Taxes; or

          (o) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.2 No Mergers, Consolidations, Sale of Stock, Etc.

          Except pursuant to this Agreement, Company shall not, and Company shall use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, knowingly solicit any inquiries or proposals or initiate or enter into or continue any discussions, negotiations or agreements, whether or not initiated by Company or its Representatives, relating to (i) the sale or exchange of any Company capital stock, (ii) the merger of Company with, or the direct or indirect disposition of a significant amount of the Company Assets or the Company Business to, any Person other than Buyer or its Affiliates, or (iii) the licensing of Company Proprietary Rights to any Person other than in the Ordinary Course.

     5.3 Investigation by Buyer and Company

          From the date hereof through the Closing Date, each of Buyer and Company shall, and shall cause its respective Representatives to, afford the other party and its Representatives access upon reasonable notice and at all reasonable times to Buyer and Company, as applicable, for the purpose of inspecting the same, and to the respective officers, Employees and other Representatives, properties, the Books and Records, Contracts and other Assets of Buyer and Company, as applicable, and shall furnish the other party and its Representatives, upon reasonable notice and in a timely manner, all financial, operating and other data and information (including with respect to Proprietary Rights) as the other party or its Representatives may reasonably request.

     5.4 Notification of Certain Matters

          Each party shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure causes any representation or warranty of either party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

     5.5 Management and Employees

          Company hereby covenants and agrees that it shall use its commercially reasonable efforts from the date hereof until the Closing Date to retain key Employees of Company. Company shall promptly notify Buyer in writing if any Employee of Company as of the date hereof ceases to be an Employee of Company, or if any Employee of Company as of the date hereof informs any officer of Company in writing that he or she intends to terminate his or her employment or engagement with Company.

     5.6 Stockholder Meeting

          If the issuance of Buyer Common Stock pursuant to this Agreement requires the approval of the stockholders of Buyer pursuant to the rules of the NCM, Buyer shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a meeting of stockholders to be held as promptly as practicable after the date of this Agreement for the purposes of voting upon the issuance of Buyer Common Stock and shall use commercially reasonable efforts to obtain such approval of its stockholders. In the event that prior to the date of the stockholders’ meeting, the rules of the NCM permit Buyer to consummate the Merger without the approval of Buyer’s stockholders, Buyer shall be entitled to cancel the meeting and/or the vote on the adoption of this Agreement and the Merger.

     5.7 Further Assurances

          Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to obtain any necessary Consents (including, without limitation, all filings required to be made under the HSR Act, if any, with respect to this Agreement and the transactions contemplated hereby) and take any steps necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock which may be issued as consideration hereunder; provided, however, that no amendment or modification shall be made to any Contract to obtain such Consent without Buyer’s consent, which consent shall not be unreasonably withheld or delayed, (B) to obtain all necessary Permits, (C) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by Governmental Authorities and (D) to fulfill all conditions to this Agreement.

ARTICLE 6
CONDITIONS TO OBLIGATIONS

     6.1 Conditions to Each Party’s Obligations

          The respective obligations of each party to effect the Merger and complete the related transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions:

          (a) Governmental Consent and Approvals. All Consents, approvals and waivers from Governmental Authorities necessary to permit consummation of the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall have been obtained, all approvals required under any Regulations to carry out the transactions contemplated by this Agreement and the Ancillary Agreements (including, without limitation, the expiration or termination of the waiting period under the HSR Act, if applicable) shall have been obtained and the parties shall have complied with all Regulations applicable to the transactions contemplated hereby and thereby.

          (b) No Court Order or Restraints. There shall not be any Regulation or Court Order that makes the Merger or any other transaction contemplated hereby and by the Ancillary Agreements illegal or otherwise prohibited or which would materially change the Merger or such other transactions contemplated hereby and by the Ancillary Agreements. No Action by any court or Governmental Authority shall have been instituted or threatened which questions the validity or legality of the Merger or the other transactions contemplated hereby and by the Ancillary Agreements and which would reasonably be expected to damage Buyer, Company, the Company Assets or the Company Business materially if the transactions contemplated hereby or thereby are consummated, including any material restriction on the right or ability of Buyer to own, operate or transfer Company after the Closing. There shall not be any Regulation or Court Order that makes the acquisition of Company contemplated hereby illegal or otherwise prohibited.

          (c) Dissenting Shareholders. No more than twenty percent (20%) of the Shareholders have indicated an intent to exercise dissenters’ rights in connection with the transactions contemplated by this Agreement in accordance with the requirements of the California Code either by (i) making a written demand for appraisal or (ii) refraining from voting for the approval of the Merger.

     6.2 Conditions to the Obligations of Company

          The obligation of Company to effect the Merger and complete the transactions contemplated by this Agreement and by the Ancillary Agreements are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Company:

          (a) Representations and Warranties. All representations and warranties of Buyer and Merger Sub contained in this Agreement that are qualified by materiality shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and all of such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except in both cases, to the extent that such representations and warranties are expressly made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date. Buyer and Merger Sub shall each have performed in all material respects all agreements and covenants required hereby to be performed by each of them prior to or at the Closing Date.

          (b) Registration Rights Agreement. Buyer shall have executed and delivered to the Shareholders the Registration Rights Agreement.

          (c) Merger Consideration. At or prior to the Effective Time, Buyer shall have executed each of the Subordinated Seller Notes and delivered each of the following to the Exchange Agent for deposit in the Exchange Fund: (i) the Subordinated Purchase Notes; (ii) the cash portion of the Preliminary Merger Consideration; and (iii) the Buyer Common Stock. At or prior to the Effective Time, Buyer shall have delivered the Subordinated Indemnity Note to the Escrow Agent pursuant to the Escrow Agreement.

          (d) Legal Opinions. Company shall have received an opinion of K&L Gates, LLP, counsel to Buyer and Merger Sub, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F.

          (e) Buyer Material Adverse Change. There shall have been no Buyer Material Adverse Change.

     6.3 Condition to Buyer’s and Merger Sub’s Obligations

          The obligations of Buyer and Merger Sub to effect the Merger and complete the transactions contemplated by this Agreement and by the Ancillary Agreements are subject to the satisfaction of each of the following conditions, any one or more of which may be waived in writing by Buyer:

          (a) Representations and Warranties. All representations and warranties of Company contained in this Agreement that are qualified by materiality shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and all of such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and except, in both cases, to the extent that such representations and warranties are expressly made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date. Company shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

          (b) Third Party Consents. All consents, approvals, and waivers from third parties required under the Contracts listed on Schedule 6.3(b) shall have been obtained.

          (c) Legal Opinion. Company shall have delivered to Buyer an opinion of Farella Braun + Martel LLP, counsel to Company, dated as of the Closing Date, which provides an opinion substantially in the form attached hereto as Exhibit G.

          (d) Resignations. Company shall have delivered to Buyer the Resignations.

          (e) Company Material Adverse Change. There shall not have been any Company Material Adverse Change.

          (f) Evidence of Target Net Cash on Hand. Company shall have delivered to Buyer evidence reasonably satisfactory to Buyer that the Target Net Cash on Hand is available in accounts of Company as of the Closing Date.

          (g) Form 8023. Company shall have delivered to Buyer IRS Form 8023 properly executed by each Shareholder.

ARTICLE 7
ACTIONS BY BUYER, THE SURVIVING CORPORATION
AND THE SHAREHOLDERS AFTER THE CLOSING

     7.1 Books and Records; Tax Matters.

          (a) The Shareholder Representative shall, at Shareholders’ expense, prepare or cause to be prepared all Tax Returns of the Company for all periods ending prior to or on the Closing Date, which have not been filed as of the Closing Date (“Pre-Closing Tax Return”). At least ten (10) business days prior to the date on which any Pre-Closing Tax Return is required to be filed, the Shareholder Representative shall submit such Pre-Closing Tax Return to Buyer for Buyer’s review. Buyer shall be entitled to review and comment on each such Pre-Closing Tax Return and shall provide written comments, if any, to Shareholder Representative not later than the fifth (5th) business day after receipt of the applicable Pre-Closing Tax Return. Buyer and Shareholder Representative shall use commercially reasonable efforts to resolve any disagreements between them that may exist in such Pre-Closing Tax Return. Upon resolution of any such disagreements, Buyer shall timely file, or cause to be filed, all such Pre-Closing Tax Returns, on or before September 30, 2010. For the avoidance of doubt, taxable income or taxable loss, as the case may be, for the period commencing on January 1, 2010 and ending on the Closing Date, shall be determined based on an interim closing of the Company books effective as of the close of business on the Closing Date. For the purposes of the interim closing of the books calculation, such calculation shall give effect to all deductions and other items with respect to the taxable period ended on the Closing Date (including full utilization on the Pre-Closing Tax Return of any deductions for compensation paid by the Company on or prior to the Closing Date, whether such compensation deduction is the result of a cash payment, the result of any exercise of Company Options or otherwise), to the extent such amounts are otherwise permitted as a deduction or loss, or are includable in income for such period under applicable Regulations.

          (b) Buyer agrees that so long as any books, records and files relating to Company prior to the Closing Date, remain in existence and available, any Shareholder (at its expense) shall, upon prior notice, have the right to inspect and to make copies of the same at any time during business hours for any proper purpose.

          (c) Buyer covenants and agrees that in the event it or the Surviving Corporation receives any notice or inquiry from the IRS with respect to the characterization of any action taken pursuant to or contemplated by this Agreement or any Ancillary Agreement, Buyer will give prompt written notice to the Shareholders’ Representative concerning such notice or inquiry. Buyer agrees to report, and to cause the Surviving Corporation to report, the consideration delivered to the Shareholders under this Agreement in a manner consistent with the terms hereof.

          (d) Buyer agrees to, and to cause the Surviving Corporation to, (A) retain all books and records with respect to Tax matters pertinent to Company relating to any Tax period beginning before the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Taxing Authority and (B) allow the Shareholders and their representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such party’s expense.

          (e) If any changes are required to be made to the IRS Forms 8023, required schedules related thereto, or comparable state forms and schedules, prepared by Company and Buyer prior to Closing pursuant to Section 2.11 of this Agreement as a result of information that first becomes available after the Closing, Buyer, Surviving Corporation and the Shareholder Representative shall promptly and in good faith reach an agreement as to the precise changes required to be made. Buyer, Company and the Surviving Corporation shall use the agreed-upon allocation for purposes of preparing all Tax Returns.

     7.2 Indemnification and Insurance

          From and after the Closing, Buyer agrees that it will cause Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that Company would have been permitted under California law, the Company Articles of Incorporation and the Company bylaws in effect on the date hereof, to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law), provided the person to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such person is not entitled to indemnification.

     7.3 Approval of Issuance of Additional Buyer Common Stock

          Following the issuance of the Subordinated Seller Notes, Buyer shall promptly, and in any event no later than August 31, 2010, prepare and file an Information Statement on Schedule 14C relating to the stockholder approval of issuance of Buyer Common Stock issuable upon conversion of the Subordinated Seller Notes.

     7.4 Release of Guaranties; Indemnification

          Buyer, Surviving Corporation and Jensen shall use all commercially reasonable efforts to obtain promptly after the Closing the termination and release of the personal guaranties of Jensen set forth on Schedule 7.4 (the “Guaranties”). From the Closing Date until the Guaranties are terminated and released, Buyer and Surviving Corporation, jointly and severally, shall indemnify Jensen and hold Jensen harmless from and against all losses, expenses or claims by third parties to enforce or collect indebtedness owed by Buyer or Surviving Corporation which is personally guaranteed by Jensen pursuant to the Guaranties.

ARTICLE 8
INDEMNIFICATION

     8.1 Survival of Representations, Etc.

          Except as otherwise provided herein, all statements contained in this Agreement, any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such party hereunder. The representations and warranties contained herein shall survive the Closing Date until (and claims based upon or arising out of such representations and warranties, as well as any claims based upon or arising out of any covenants and agreements herein, may be asserted at any time before the date which shall be) the date that is eighteen (18) months from the Closing Date, provided that the representations and warranties of Company contained in Sections 3.1, 3.2, 3.3 and 3.5 shall survive forever, the representations of Buyer contained in Sections 4.1, 4.2 and 4.6 shall survive forever, and the representations and warranties of Company contained in Section 3.21 shall survive until the expiration of the statute of limitations for the matters covered in such section. No investigation made by any of the parties hereto (whether prior to, on or after the Closing Date) shall in any way limit the representations and warranties of the parties. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim properly given by such party prior to the expiration of the applicable survival period provided herein.

     8.2 Indemnification.

          (a) General.

          (i) Obligations of the Shareholders. Subsequent to the Closing and subject to Section 8.5, the Shareholders shall, severally and not jointly, indemnify Buyer, its Affiliates, and each of their respective partners, officers, directors, employees, stockholders and agents (“Buyer Indemnified Parties”) against, and hold each of the Buyer Indemnified Parties harmless from, any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively “Damages”) incurred by such Buyer Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the breach of any warranty, representation, covenant or agreement of Company contained in this Agreement which survives the Closing Date pursuant to Section 8.1, and any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.2. The term “Damages” as used in this Section 8.2 is not limited to matters asserted by third parties against Buyer Indemnified Parties, but includes Damages incurred or sustained by such persons in the absence of third party claims.

          (ii) Obligations of Buyer. Subsequent to the Closing, Buyer and the Surviving Corporation shall, jointly and severally, indemnify the Shareholders and each of their respective heirs, partners, officers, directors, employees, shareholders and agents (the “Company Indemnified Parties”) against, and hold each of the Company Indemnified Parties harmless from, any Damages incurred by such Company Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the breach of any warranty, representation, covenant or agreement of Buyer contained in this Agreement which survives the Closing Date pursuant to Section 8.1, and any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.2.

          (b) Procedure for Claims between Parties. Any Buyer Indemnified Party or Company Indemnified Party (in either case, the “Indemnified Party”) seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 8.1 above, give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third party as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure. In the case of a Buyer Indemnified Party, the Claim Notice shall be delivered to the Shareholder Representative.

          The Indemnitor shall have ninety (90) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party or (ii) to provide such Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). Within thirty (30) days after the giving of the Dispute Notice, a representative of Indemnitor and such Indemnified Party shall negotiate in a bona fide attempt to resolve the matter. In the event that the controversy is not resolved within thirty (30) days of the giving of the Dispute Notice, either party may commence an action in accordance with the provisions of Section 9.6.

          (c) Defense of Third Party Claims. If any lawsuit or enforcement action is filed against any Indemnified Party and a claim in respect thereof is to be made against the Indemnitor under this Section 8.2, written notice thereof shall be given to the Indemnitor as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnitor demonstrates it was actually prejudiced by such failure. After such notice, if the Indemnitor shall acknowledge in writing to the Indemnified Party that it shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, or that it will defend such lawsuit or action under a reservation of rights, then it shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnitor and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnitor, in which event the Indemnified Party shall be entitled, at the Indemnitor’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, unless such compromise or settlement includes an unconditional release of the Indemnified Party, in which case no consent shall be required. The Indemnified Party shall cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Indemnitor fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the notice of claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor’s cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, unless such compromise or settlement includes an unconditional release of the Indemnified Party, in which case no consent shall be required. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Shareholders’ Representative or Buyer, as the case may be, reasonably informed of the progress of any such defense, compromise or settlement. The Indemnitor shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal), and the Indemnitor agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

     8.3 No Right of Contribution

          After the Closing, no Shareholder shall have any right of contribution against the Surviving Corporation for any breach of any representation, warranty, covenant or agreement of Company.

     8.4 Exclusive Remedy

          The remedies set forth in this Article 8 are the sole and exclusive remedies of the parties hereto for any action arising under this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith, provided that these limitations will not impair, alter or in any way affect the rights of any party with respect to any Damages resulting from fraud.

     8.5 Threshold; Limitations on Indemnity

          (a) Notwithstanding any provisions of this Agreement to the contrary, Buyer on the one hand, and the Shareholders on the other hand, will not be liable for any Damages suffered by the other party unless and until the aggregate Damages suffered or incurred by an Indemnified Party exceeds $100,000 (the “Indemnification Threshold”); provided, however, that once the amount of Damages exceeds the Indemnification Threshold, then the Shareholders shall be liable for the full amount of all Damages including the amount of the Indemnification Threshold.

          (b) Subject to the following sentence, the total recourse of the Buyer Indemnified Parties against the Shareholders for Damages pursuant to this Article 8 shall be limited to $1,200,000, and indemnity claims shall be made solely by offset against the Holdback Escrow (or Holdback Shares, if applicable), pro rata against all Shareholders in proportion to the percentage of the Holdback Escrow (or Holdback Shares, if applicable) held by the Escrow Agent for the benefit of each Shareholder. Notwithstanding the foregoing, Buyer Indemnified Parties may make Damage claims in excess of $1,200,000 for Damages (i) arising out of breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5 and 3.21 (which Damages shall not, in the aggregate, exceed the cash portion of the total Merger Consideration hereunder), or (ii) resulting from fraud on the part of a Shareholder (which Damages shall not, in the aggregate, exceed the cash portion of the total Merger Consideration received by such Shareholder hereunder).

          (c) For purposes of calculation the value of the Holdback Shares used to settle Damages claims under this Article 8:

     (i) each Holdback Share shall be valued at the higher of (x) $3.50 per share, and (y) the twenty (20) day weighted average trading price of Buyer Common Stock for the twenty (20) trading days ending on the second trading day prior to the date upon which the Damages claim is made; and

     (ii) the number of Holdback Shares and the value per share shall be adjusted as equitably required to take into account stock splits, reverse stock splits and stock dividends completed by the Buyer after the Effective Time but prior to the payment of a Damage claim.

          (d) Other than such number of Holdback Shares (or such amount of the Holdback Escrow) as may be reasonably required to resolve Damages claims that are pending on the eighteen (18) month anniversary of the Effective Time, the balance of the Holdback Shares or Holdback Escrow, as the case may be, shall be released to the Shareholders on such eighteen (18) month anniversary.

ARTICLE 9
MISCELLANEOUS

     9.1 Termination

          (a) This Agreement may be terminated at any time prior to Closing:

          (i) By mutual written consent of Buyer and Company;

          (ii) By Buyer or Company if the Closing shall not have occurred on or before August 31, 2010, other than due to a breach of this Agreement by the party seeking to terminate;

          (iii) [Intentionally Omitted];

          (iv) By Buyer if there is a material breach of any representation or warranty set forth in Article 3 or of any covenant or agreement to be complied with or performed by Company pursuant to the terms of this Agreement which would reasonably be expected to cause a failure to meet a condition to closing set forth in Section 6.1 or Section 6.3 (a “Buyer Terminating Breach”), provided, however, that if such Buyer Terminating Breach is curable by Company through the exercise of their commercially reasonable efforts, then, for a period of thirty (30) days, but only so long as Company continues to use its commercially reasonable efforts to cure such Company Terminating Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Buyer Terminating Breach is not cured within the Company Cure Period;

          (v) By Buyer if more than twenty percent (20%) of the Shareholders have indicated an intent to exercise dissenters’ rights in connection with the transactions contemplated by this Agreement; or

          (vi) By Company if there is a material breach of any representation or warranty set forth in Article 4 hereof or of any covenant or agreement to be complied with or performed by Buyer or Merger Sub pursuant to the terms of this Agreement, which would reasonably be expected to cause a failure to meet a condition to closing set forth in Section 6.1 or Section 6.2 (an “Company Terminating Breach”), provided, however, that if such Company Terminating Breach is curable by Buyer through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only so long as Buyer continues to use its commercially reasonable efforts to cure such Company Terminating Breach (the “Buyer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Company Terminating Breach is not cured within the Buyer Cure Period.

          (b) Except as set forth in the following sentence, no party hereto shall have any liability to any other party to this Agreement in the event of termination of this Agreement. Notwithstanding the foregoing, the parties hereto shall remain liable for any breach of, or knowing misrepresentation made in, this Agreement occurring prior to the proper termination of this Agreement.

     9.2 Assignment

          Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Company without the prior written consent of Buyer, or by Buyer or Merger Sub without the prior written consent of Company.

     9.3 Notices

          Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt, or, in the case of registered or certified mail, three (3) days after the mailing date), as follows:

If prior to the Closing, to Company:

Strategic Office Solutions, Inc.
235 Montgomery Street, Suite 350
San Francisco, CA 94104
Telecopy: (415) 296-7301
Attention: Kurt Jensen, President

With a copy to:

Farella Braun + Martel LLP
235 Montgomery Street
San Francisco, CA 94104
Telecopy: (415) 954-4480
Attention: Samuel C. Dibble

If to Buyer or, if after the Closing, to the Surviving Corporation:

Unify Corporation
1420 Rocky Ridge Drive
Suite 380
Roseville, CA 95661
Telecopy: (916) 218-4377
Attention: Mr. Todd E. Wille, Chief Executive Officer

With a copy to:

K&L Gates LLP
70 West Madison Street, Suite 3100
Chicago, Illinois 60602
Telecopy: (312) 345-9995
Attention: Jude M. Sullivan

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     9.4 Choice of Law

          This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     9.5 Limitation

          NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM THE TERMINATION OR BREACH OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOSS BUSINESS.

     9.6 Arbitration

          Subject to Section 2.10(b)(iii), any controversy, dispute or claim arising out of or relating in any way to this Agreement or the Ancillary Agreements or the transactions arising hereunder or thereunder (each, a “Dispute”) shall be finally settled by binding arbitration in a proceeding before a single arbitrator of JAMS/Endispute who is selected by the parties in accordance with the rules of JAMS/Endispute and held in the city of San Francisco, California. The foregoing arbitration proceedings may be commenced by any party to a Dispute by notice to the other parties to the Dispute. The parties to this Agreement consent to the jurisdiction of the Superior Court of the State of California for the City and County of San Francisco, for all purposes in connection with any arbitration.

     9.7 Entire Agreement; Amendments and Waivers

          This Agreement, together with all exhibits and schedules hereto and the Ancillary Agreements, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, provided that the confidentiality provisions of that certain letter agreement dated March 31, 2010 between Buyer and Company, shall remain in full force and effect. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.8 Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.9 Invalidity

          In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     9.10 Publicity

          Except as required by law or on advice of counsel, neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other parties, which approval shall not be unreasonably withheld or delayed, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof and after the Closing Date. Notwithstanding the foregoing, Buyer shall be permitted to make any public statement without obtaining the consent of any other party hereto if (i) the disclosure is required by law or the requirements of the NCM and (ii) Buyer has first used its reasonable efforts to consult with (but not to obtain the consent of) the other parties about the form and substance of such disclosure.

     9.11 No Third Party Beneficiaries

          This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

     9.12 Expenses

          Except as set forth in Section 9.1(b), Buyer shall pay all Buyer Transaction Expenses and Shareholders shall pay all Company Transaction Expenses.

     9.13 Appointment of Shareholder Representative

          (a) Each Signing Shareholder hereby irrevocably constitutes and appoints Jensen (the “Shareholder Representative”) as such Signing Shareholder’s true and lawful attorney in fact and agent and authorizes him to act for such Signing Shareholder and in such Signing Shareholder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done after the Effective Time in connection with this Agreement, as fully to all intents and purposes as such Signing Shareholder might or could do in person, including taking any and all action on behalf of such Signing Shareholder from time to time as contemplated hereunder. Any delivery by the Shareholder Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Shareholder Representative will bind the Signing Shareholders by such documents or action as fully as if such Signing Shareholder had executed and delivered such documents. This appointment and power of attorney shall be deemed an agency coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity of any Signing Shareholder or the occurrence of any other event or events.

          (b) Indemnification of the Shareholder Representative. Each Signing Shareholder agrees to hold the Shareholder Representative harmless and indemnify the Shareholder Representative, severally (and not jointly) in accordance with the amount of Merger Consideration received by such indemnifying Signing Shareholder, with respect to any and all loss, damage or liability and expenses (including legal fees) which such Signing Shareholder may sustain as a result of any action taken in good faith by the Shareholder Representative.

          (c) Replacement of the Shareholder Representative. Upon the death, disability or incapacity of the initial Shareholder Representative, the Shareholder Representative’s executor, guardian or legal representative, as the case may be, shall appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of the Shareholder Representative hereunder within thirty (30) days of such death, disability or incapacity.

          (d) Actions of the Shareholder Representative. Buyer and Merger Sub shall be entitled to rely on any action taken by the Shareholder Representative after the Effective Time on behalf of the Signing Shareholders (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Signing Shareholder as fully as if such Signing Shareholder had taken such Authorized Action.

     9.14 Other Provisions Relating to Signing Shareholders

          (a) Non-Competition; Non-Solicitation. Each Signing Shareholder agrees that, for a period ending on the third anniversary of the Closing Date, such Signing Shareholder will not, anywhere in the United States, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise): (i) own, operate, manage, control, invest in, perform services for, or engage or participate in any manner in, (alone or in association with any Person) any business that engages in the Company Business; provided, however, that a Signing Shareholder may own any amount of debt or equity securities in Buyer or any successor to Buyer and up two (2%) percent of the outstanding debt or equity securities of any other Person without violating the restrictions of this clause (i); (ii) except on behalf of Company or Buyer, Buyer or any successor to Company or Buyer, solicit business from any Person which is a customer of Company, or from any successor in interest to any such Person for the purpose of securing business or contracts which are competitive with the Company Business, and (iii) except on behalf of Company, Buyer or any successor to Company or Buyer, employ, engage or solicit for employment any individual who is, or was at any time during the twelve (12) month period ending on the later of (x) the Closing Date and (y) the date such Signing Shareholder’s employment with Company, Buyer or any successor to Company or Buyer terminates, an employee of Company or otherwise seek to adversely influence or alter such individual’s relationship with Company or any successor to Company; provided, however, that such Signing Shareholder may employ, engage or solicit for employment such individual in the event that such individual was terminated by Company, Buyer, or any successor to Company or Buyer.

          (b) Accredited Investor. Each Signing Shareholder represents and warrants to Buyer that such Signing Shareholder is (i) an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act (unless listed on Schedule 9.14(b)), (ii) (A) familiar with the business and affairs of Buyer and (B) knowledgeable and experienced in financial and business matters to the extent that such Signing Shareholder is capable of evaluating the merits and risks of an investment in the Buyer Stock Consideration and the Subordinated Seller Notes, and (iii) purchasing the Buyer Stock Consideration and the Subordinated Sellers Notes for its own account and not with a view to the sale or distribution of such Buyer Stock Consideration and Subordinated Seller Notes.

          (c) Tax Matters.

          (i) Each Signing Shareholder agrees that the Merger Consideration will be allocated to the assets of Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule attached hereto as Annex II.

          (ii) Each Signing Shareholder agrees that all Tax Returns (including amended returns and claims for refund) and information reports filed by such Signing Shareholder will be consistent with the Pre-Closing Tax Return that is prepared and filed in accordance with Section 7.1(a) of this Agreement.

          (iii) Each Signing Shareholder has filed, on a timely basis, all Tax Returns and reports of any nature whatsoever which are required to be filed with any federal, state, local or foreign governmental authority with respect to the Company’s profits or losses that are attributed or attributable to it. Each Signing Shareholder is responsible for all such Taxes related to the period prior to the Effective Time and each Signing Shareholder shall indemnify Buyer and Company against any adverse consequences arising out of its failure to pay any such Taxes; and

          (iv) Each Signing Shareholder shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable law. Each Signing Shareholder shall pay any Tax imposed on Company attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any tax imposed under Reg. Section 1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on Company’s gain, and shall indemnify Buyer and Company against any adverse consequences arising out of any failure to pay any such Taxes.

          (d) Lock-up. Each Signing Shareholder agrees that, prior to the date (the “First Lock-Up Date”) that is the earlier of: (i) the effectiveness date of the Registration Statement on Form S-3 to be filed by Buyer in connection with the issuance of shares in connection with the Merger or (ii) the date one hundred eighty (180) days after the Effective Time; it will not directly or indirectly transfer, sell, assign, convey, pledge, hypothecate, encumber or otherwise dispose of any Buyer Stock Consideration without the prior written consent of Buyer. Each Signing Shareholder further agrees that, (x) after the First Lock-Up Date, but prior to the first anniversary of the Effective Time, it will not directly or indirectly transfer, sell, assign, convey, pledge, hypothecate, encumber or otherwise dispose of more than one-third (1/3) of the Buyer Stock Consideration without the prior written consent of Buyer, and (y) after the first anniversary but prior to the second anniversary of the Effective Time, it will not directly or indirectly transfer, sell, assign, convey, pledge, hypothecate, encumber or otherwise dispose of more than two-thirds (2/3) of the Buyer Stock Consideration without the prior written consent of Buyer.

          (e) Spousal Consent. Each Signing Shareholders represents and warrants that no consent of such Signing Shareholder or any spouse of such Signing Shareholder is necessary under any “community property” or other laws in order for such Signing Shareholder to enter into and perform his/her obligations under this Agreement.

          (f) Release by Signing Shareholders. Effective automatically at the Effective Time, each Signing Shareholder (and, if applicable, such party in his or her capacity as an officer, manager, employee and/or director of Company) hereby fully releases and discharges each other Signing Shareholder (including, if applicable, such party in his or her capacity as an officer, manager, employee and/or director of Company) (the “Released Parties”) from all rights, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (“Claims”), which such Signing Shareholder (and, if applicable, such party in his or her capacity as an employee, officer and/or director of Company) now or as of the Effective Time has against any of the Released Parties, arising out of or relating to events occurring at or prior to the Effective Time. Each Signing Shareholder hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Signing Shareholder has had the opportunity to consult with an attorney prior to executing this release. Each Signing Shareholder understands and acknowledges the significance and consequence of this waiver of the benefits afforded by Section 1542 and nevertheless elects to, and does, release those claims described in this Section 9.14(f), known or unknown, that such Signing Shareholder may have.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

UNIFY CORPORATION, a Delaware corporation

By:	/s/ Todd E. Wille
Name: Todd E. Wille
Title: President and Chief Executive Officer

UNIFY ACQUISITION CORP., a California corporation

By:	/s/ Todd E. Wille
Name: Todd E. Wille
Title: President

STRATEGIC OFFICE SOLUTIONS, INC. (d/b/a DAEGIS), a California corporation

By:	/s/ Kurt A. Jensen
Name: Kurt A. Jensen
Title: President and Chief Financial Officer

[Signature Page to Merger Agreement]

As to Sections 8.2(a)(i), 9.13 and 9.14 only:

/s/ Donald R. Carmignani
Donald R. Carmignani

/s/ Judson Holt
Judson Holt

/s/ Matthew McCormack
Matthew McCormack

/s/ Suzi Schultz
Suzi Schultz

/s/ Douglas Stewart
Douglas Stewart

/s/ Joseph Rodrigues
Joseph Rodrigues

/s/ Kevin Savage
Kevin Savage

THE JENSEN REVOCABLE TRUST
DATED JANUARY 25, 2007

/s/ Carolyn L. Jensen
Carolyn L. Jensen, as Trustee

/s/ Kurt A. Jensen
Kurt A. Jensen, as Trustee

[Signature Page to Merger Agreement]

Schedules and Exhibits Omitted